Form 10-K, Exhibit 13
period 1997-09-30
HAMBRECHT & QUIST GROUP
filed 1997-12-24
CIK 1017267

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
    (IN THOUSANDS, EXCEPT PER SHARE, OUTSTANDING SHARES AND OPERATING DATA)

                                                                      FISCAL YEARS ENDED SEPTEMBER 30,
                                                           -------------------------------------------------------
                                                             1993       1994       1995        1996        1997
                                                           ---------  ---------  ---------  ----------  ----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Principal transactions...............................  $  30,045  $  36,411  $  53,425  $  100,628  $  117,808
    Agency commissions...................................     14,221     14,242     24,603      37,682      43,716
    Investment banking...................................     42,960     29,234     70,360     154,272      90,471
    Corporate finance fees...............................      9,993     18,561     20,709      37,962      54,237
    Interest and dividends...............................      2,793      2,952      3,974      14,707      22,629
    Net investment gains.................................      3,524     10,270     33,852      24,434         229
    Other................................................      7,011      7,660     13,916      23,017      17,142
                                                           ---------  ---------  ---------  ----------  ----------
    Total revenues.......................................    110,547    119,330    220,839     392,702     346,232
                                                           ---------  ---------  ---------  ----------  ----------
  Expenses:
    Compensation and benefits............................     54,917     60,175    105,370     198,613     178,873
    Brokerage and clearance..............................      6,892      7,367     10,441      13,629      17,258
    Occupancy and equipment..............................      6,045      6,679      7,803      10,677      17,183
    Communications.......................................      4,377      6,244      7,394       9,614      14,762
    Interest.............................................      1,464        987      2,083       4,314       4,454
    Other................................................     10,608     11,841     15,849      28,788      36,605
                                                           ---------  ---------  ---------  ----------  ----------
    Total expenses.......................................     84,303     93,293    148,940     265,635     269,135
                                                           ---------  ---------  ---------  ----------  ----------
Income before income tax provision.......................     26,244     26,037     71,899     127,067      77,097
Income tax provision.....................................     10,940     10,119     22,461      38,466      33,923
                                                           ---------  ---------  ---------  ----------  ----------
Net income...............................................  $  15,304  $  15,918  $  49,438  $   88,601  $   43,174
                                                           ---------  ---------  ---------  ----------  ----------
                                                           ---------  ---------  ---------  ----------  ----------
Earnings per share.......................................                                               $     1.68
                                                                                                        ----------
                                                                                                        ----------
Weighted average shares outstanding......................                                               25,682,887
                                                                                                        ----------
                                                                                                        ----------
PRO FORMA INFORMATION:
  Net income before income tax adjustment................                                   $   88,601
  Income tax adjustment(1)...............................                                      (17,443)
                                                                                            ----------
  Pro forma net income...................................                                   $   71,158
                                                                                            ----------
                                                                                            ----------
  Pro forma earnings per share(2)........................                                   $     3.27
                                                                                            ----------
                                                                                            ----------
  Pro forma weighted average shares outstanding..........                                   21,734,143
                                                                                            ----------
                                                                                            ----------
CONSOLIDATED BALANCE SHEET DATA:
  Total assets...........................................  $ 131,878  $ 155,160  $ 319,630  $  537,917  $  678,937
  Debt obligations.......................................     16,913     12,684     13,771       8,365       2,700
  Stockholders' equity and partners' capital.............     50,290     63,591    105,462     226,711     297,378
  Book value per common share outstanding(3).............  $    3.94  $    4.43  $    6.31  $     9.99  $    12.51
OPERATING DATA:
  Total employees(4).....................................        350        426        498         685         823
  Return on average stockholders' equity and partners'
    capital..............................................         37%        28%        58%         60%         16%
  Compensation and benefits expense as a percentage of
    total revenues.......................................         50%        50%        48%         51%         52%
  Non-compensation and benefits expense as a percentage
    of total revenues....................................         26%        28%        19%         16%         26%

------------------------------

(1) Includes taxes on LP earnings as if LP's earnings were subject to an effective tax rate of 44 percent.

(2) Pro forma earnings per common share is determined by dividing pro forma net income by the weighted average number of common shares, including common share equivalents, outstanding during the year. Pro forma earnings per common share are not shown prior to 1996 because the amounts would not be meaningful.

(3) Includes equivalent shares related to LP units outstanding at September 30, 1994 and 1995. Shown at end of period.

(4) Shown at end of period.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE STATEMENTS IN THIS ANNUAL REPORT THAT RELATE TO FUTURE PLANS, EVENTS, OR PERFORMANCE ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE RELATING TO THE EFFECTS OF FUTURE GROWTH, INTERNATIONAL EXPANSION PLANS, THE COMPANY'S PRINCIPAL INVESTMENT ACTIVITIES AND ITS CURRENT EQUITY CAPITAL LEVELS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY DUE TO A VARIETY OF IMPORTANT FACTORS. THESE FACTORS INVOLVE RISKS AND UNCERTAINTIES RELATING TO, AMONG OTHER THINGS, GENERAL ECONOMIC AND MARKET CONDITIONS, COMPETITIVE CONDITIONS WITHIN THE SECURITIES INDUSTRY, CHANGES IN INTEREST RATES, STOCK MARKET PRICES AND MUTUAL FUND CASH INFLOWS OR OUTFLOWS, CHANGES IN THE TECHNOLOGY AND HEALTHCARE INDUSTRIES AND OTHER INDUSTRIES IN WHICH THE COMPANY IS ACTIVE, CHANGES IN DEMAND FOR INVESTMENT BANKING AND SECURITIES BROKERAGE SERVICES, THE COMPANY'S ABILITY TO RECRUIT AND RETAIN KEY EMPLOYEES, CHANGES IN SECURITIES AND BANKING LAWS AND REGULATIONS, TRADING AND PRINCIPAL INVESTMENT ACTIVITIES, LITIGATION AND OTHER FACTORS DISCUSSED BELOW IN "OVERVIEW." THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CONTAINS ADDITIONAL INFORMATION ABOUT THESE AND OTHER RISKS AND UNCERTAINTIES.

OVERVIEW

    Hambrecht & Quist Group ("H&Q" or the "Company") is a holding company for Hambrecht & Quist California ("H&Q California"), whose primary subsidiary, Hambrecht & Quist L.L.C. ("H&Q LLC"), is an investment banking firm and securities broker-dealer. H&Q California's other subsidiaries and affiliates are engaged in investment banking, venture capital fund management, investment advisory and lease and other asset-based financing activities.

    EFFECTS OF MARKET CONDITIONS

    The Company's business depends to a substantial extent on the market for public equity offerings by emerging growth companies, particularly companies in the technology and healthcare industries. The securities market is affected by general economic and market conditions, including fluctuations in interest rates, the volume of securities trading, price levels of securities and the flow of investor funds into and out of equity mutual funds, and by factors that apply to particular industries, such as technological advances and changes in the regulatory environment. Substantial fluctuations can occur and have occurred in the Company's operating results due to these factors and other factors. In periods of reduced market activity, profitability has been and is likely to be adversely affected. Accordingly, net earnings for any period should not be considered representative of any other period.

    For example, the Company's record results of operations for fiscal 1996 were achieved during consistently favorable economic and market conditions for equity offerings by companies in the industries and of the size on which the Company focuses. By contrast, during the Company's second and third fiscal quarters of 1997, the economic and market conditions were not as favorable for such equity offerings, particularly for equity offerings of emerging growth technology companies. As a result, during fiscal 1997, the Company managed or co-managed 94 public offerings compared to 134 in fiscal 1996. Investment banking revenue decreased 41% from $154.3 million in 1996 compared to $90.5 million in 1997, and decreased as a percentage of revenues from 39% to 26%.

    EFFECTS OF COMPETITION

    The securities business is intensely competitive. Many of the Company's competitors have greater capital, financial and other resources than the Company. The securities business has also recently been experiencing consolidation, including the acquisition of several of the Company's competitors by large commercial banks, providing competitors of the Company with increased financial and other resources. In addition, the level of competition for key personnel has been increasing. The Company has experienced losses of research, investment banking and sales and trading professionals from time to time and there can be no assurance that losses of key personnel due to competition or other factors will not occur in the future.

    EFFECTS OF COMPANY FACTORS AND GROWTH STRATEGIES

    Over the past several years, and increasingly in the past year, the Company has experienced significant growth in the scope of its business activities and the number of its employees. Average employee headcount was 580 in fiscal 1996, compared to 759 in fiscal 1997.

    The scope of the Company's business activities has increased and is expected to continue to increase to include a significantly higher level of principal investment activities, as more fully described below in "Effects of Principal Investment Activities", new business activities and increased emphasis on building existing operations, such as the Executive Financial Services group and the Company's international operations. Growth in the Company's international operations during 1997 included the establishment of a strategic relationship in Israel and the acquisition from a French financial institution of the 50% of Hambrecht & Quist Euromarkets, S.A. ("H&Q Euromarkets"), formerly Hambrecht & Quist Saint Dominique, that the Company did not already own. The Company plans to expand its European operations through H&Q Euromarkets and H&Q LLC's London office. There can be no assurance that the Company will be successful in further increasing the scope of its business activities, including its international operations, or that any action taken to develop such operations will not have an adverse effect on the Company's existing operations.

    The number of employees has increased significantly from both the increased scope of business activities and the growth of existing operations. This employee growth has increased fixed expenses associated with compensation and benefits costs, occupancy and equipment costs and communications costs. Such fixed expenses are expected to continue to grow in the future. Any failure to effectively manage the Company's growth through the investment in management personnel, financial and management systems and controls, and facilities could have an adverse affect on the Company's operations.

    EFFECTS OF PRINCIPAL INVESTMENT ACTIVITIES

    The Company makes principal investments for strategic purposes and financial returns. As part of the Company's principal investment activities, it purchases equity and debt securities or makes commitments to purchase such securities from public and private companies. Such investments may involve substantial amounts of capital and significant exposure to any one company or business, as well as to market, credit and liquidity risks. This level of investment activity has increased compared to prior periods. For example, during 1997, the Company purchased $87.4 million in principal investments compared to $32.7 million during 1996. The Company expects to continue its principal investment activities in subsequent periods through direct investments in public and private companies, investments in funds managed by the Company or by investment management entities in which the Company has an interest, investments in other special situation funds managed by outside fund managers and investments in joint ventures. However, there can be no assurance that the level and quality of potential investment opportunities made available to the Company will be sufficient to support such increased level of principal investing or that any future or historical investments will achieve a level of financial performance consistent with the Company's objectives.

    The Company accounts for its marketable investments in public companies at prevailing market prices, less discounts for illiquid or restricted holdings. The Company accounts for its nonmarketable investments in private companies at estimated fair value as determined by management of the Company. Such marketable and nonmarketable investments are presented in the Company's balance sheets as long-term investments. At September 30, 1996 and September 30, 1997, the Company's long-term investments totaled $69.9 million and $102.1 million, respectively. Net investment gains are included in the Company's statements of operations and include net realized gains and losses and the net change in unrealized gains and losses for the period. For 1996 and 1997, net investment gains totaled $24.4 million and $228,000, respectively.

    Principal investing activities, which have historically been a significant contributor to the Company's revenues and earnings, are not predictable and do not necessarily correlate with general market conditions. These results, which in any reporting period may be influenced by a limited number of investments and transactions, can vary widely from year to year and quarter to quarter. For example, in 1997 the Company's quarterly net investment gains or losses varied significantly as follows: $5.1 million gain in quarter one, $4.8 million loss in quarter two, $9.7 million gain in quarter three and $9.8 million loss in quarter four.

    MATTERS RELATED TO THE COMPANY'S INFORMATION SYSTEMS

    The Company utilizes software and related technologies that will be affected by the date change in the year 2000. The year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. When the century date change occurs, date-sensitive systems will recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.

    The Company expects to be affected by the date change both directly in its operating units as well as indirectly through Lewco Securities Corp. ("Lewco"), the Company's clearing broker. The Company will be required to modify insignificant portions of the software used directly by its operating units. However, Lewco is currently addressing the year 2000 date change by making significant programming modifications to its systems. The Company will incur expenditures over the next few years and expects to absorb its relative share of the costs incurred by Lewco as they occur. Any failure by the Company or Lewco to adequately address the date change could have a material adverse effect on the Company's financial condition and operations.

    RESTRUCTURING(1)

    H&Q California succeeded in January 1983 to the business of Hambrecht & Quist, a partnership formed in 1968. Between January 1983 and November 1993, H&Q California conducted, either directly or through subsidiaries or affiliates, all of the Company's activities. Hambrecht & Quist, L.P. ("LP") was formed in November 1993 for the purpose of owning and managing investments in certain operating affiliates.

    On August 8, 1996, the Company effected a series of restructuring transactions (the "Restructuring"), pursuant to which, among other things, (i) LP transferred cash and assets totaling $31.0 million to a liquidating trust for the benefit of LP's partners, (ii) Hambrecht & Quist Guaranty Finance, LLC ("Guaranty Finance") distributed assets whose book value was approximately $2.5 million to its equity owners other than LP, (iii) LP and H&Q California entered into separate merger transactions, pursuant to which LP was merged into the Company and H&Q California became a wholly owned subsidiary of the Company, and
(iv) the equity holders of H&Q California and LP became owners of shares of the Company's common stock.

RESULTS OF OPERATIONS

    FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1996

    REVENUES. Total revenues decreased 12% from $392.7 million in 1996 to $346.2 million in 1997.

------------------------

(1) Refer to Note 1 of Notes to the Consolidated Financial Statements for a detailed description of the Company's organizational structure, including the effects of the restructuring transactions completed in August 1996.

    Principal transactions revenue increased 17% from $100.6 million to $117.8 million. This increase was due to an increase in Nasdaq market activity and the expansion of the Company's equity sales and trading capabilities.

    Agency commissions increased 16% from $37.7 million to $43.7 million. This increase was primarily due to the expansion of the Company's listed institutional equity business.

    Investment banking revenue decreased 41% from $154.3 million to $90.5 million, and decreased as a percentage of revenues from 39% to 26%. The Company managed or co-managed 134 public offerings during 1996 compared to 94 during 1997.

    Corporate finance fees increased 43% from $38.0 million to $54.2 million. The increase results primarily from an increased number and size of advisory assignments.

    Interest and dividend revenues increased 54% from $14.7 million to $22.6 million. The increase related primarily to interest earned on higher average customer margin loans outstanding, higher average notes receivable outstanding and higher average investments in cash equivalents outstanding during the period.

    Net investment gains decreased 99% from $24.4 million to $228,000. Net investment gains include realized and unrealized gains on the Company's investment in The BISYS Group, Inc. ("BISYS") of $15.1 million for 1996 and $1.5 million for 1997. Net investment gains in 1997 include net investment losses of $18.1 million ($14.0 million of which was recorded during the Company's fourth fiscal quarter) related to two investee companies in the airline industry. The Company recorded a realized loss of $9.9 million on its investment in Air South Airlines, Inc. ("Air South"), a regional airline that filed for bankruptcy in August 1997. The Company recorded an unrealized loss of $8.2 million on its investment in another regional airline.

    Other revenues decreased 26% from $23.0 million to $17.1 million. The decrease was due primarily to a decrease in profit participation distributions from venture funds managed by the Company and the recognition by Guaranty Finance of a $3.3 million gain on the sale of a building in 1996.

    EXPENSES. Total expenses increased 1% from $265.6 million in 1996 to $269.1 million in 1997.

    Compensation and benefits expense decreased 10% from $198.6 million to $178.9 million. The decrease was due primarily to lower bonus expenses accrued as a result of lower revenues. Compensation and benefits expense as a percentage of total revenues was 51% in 1996 and 52% in 1997.

    Brokerage and clearance expense increased 27% from $13.6 million to $17.3 million. The percentage increase generally corresponds with increases in principal transactions revenue and agency commissions.

    Occupancy and equipment expense increased 61% from $10.7 million to $17.2 million as a result of increases in depreciation expense related to computer and telecommunication equipment upgrades and procurements for new employees and increases in rent expense for additional office space leased.

    Communications expense increased 54% from $9.6 million to $14.8 million. This increase was due to increases in telecommunications expenses and quotes and information services expenses resulting from the hiring of additional employees.

    Interest expense increased 3% from $4.3 million to $4.5 million. This increase related primarily to higher average customer payables outstanding during 1997.

    Other expenses increased 27% from $28.8 million to $36.6 million. This increase was due to increases in professional services fees, travel, entertainment and conference expenses and bad debt expense. In the fourth fiscal quarter, the Company recorded a $1.8 million loss related to letters of credit issued to two of Air South's creditors.

    INCOME TAX PROVISION. The Company's effective income tax rate was 30.3% in 1996 and increased to 44% in 1997. The Company's effective income tax rate in 1996 was less than the combined federal and state statutory income tax rates because LP was not subject to corporate federal or state income tax. The Company's higher effective tax rate in 1997 resulted from the effects of the Restructuring. Subsequent to the Restructuring, all Company income became subject to corporate federal and state income tax. The pro forma income tax adjustment in 1996 was determined assuming that all of the Company's combined operations had been subject to corporate federal and state income tax.

    FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND 1995

    REVENUES. Total revenues increased 78% from $220.8 million in 1995 to $392.7 million in 1996.

    Principal transactions revenue increased 88% from $53.4 million to $100.6 million. This increase was due to a significant increase in underwriting activity, resulting in substantial after-market trading; an increase in Nasdaq market activity overall; and the Company's expansion of its equity sales and trading capabilities.

    Agency commissions increased 53% from $24.6 million to $37.7 million. This increase was due to the expansion of the Company's institutional listed equity business and an increase in both the number and average production of retail brokers in its Executive Financial Services group.

    Investment banking revenue increased 119% from $70.4 million to $154.3 million, and increased as a percentage of revenues from 32% to 39%. The Company managed or co-managed 71 public offerings during 1995 compared to 134 during 1996.

    Corporate finance fees increased 83% from $20.7 million to $38.0 million. This increase was due to the completion of several large advisory assignments during 1996.

    Interest and dividend revenues increased 270% from $4.0 million to $14.7 million. The increase related primarily to interest earned on higher average customer margin loans outstanding and higher average investments in cash equivalents outstanding during the period.

    Net investment gains for the year decreased 28% from $33.9 million to $24.4 million. The net gains related primarily to the Company's investment in BISYS, which accounted for $19.9 million of total investment gains in 1995 and $15.1 million in 1996.

    Other revenues increased 65% from $13.9 million to $23.0 million. The increase was due primarily to an increase in asset management fees and profit participation distributions from venture funds managed by the Company.

    EXPENSES. Total expenses increased 78% from $148.9 million in 1995 to $265.6 million in 1996.

    Compensation and benefits expense increased 88% from $105.4 million to $198.6 million. The increase was due primarily to increased sales, trading and incentive compensation. Compensation and benefits expense as a percentage of total revenues increased from 48% to 51.

    Brokerage and clearance expense increased 31% from $10.4 million to $13.6 million. The percentage increase generally corresponds with increases in principal transaction revenue and agency commissions.

    Occupancy and equipment expense increased 37% from $7.8 million to $10.7 million as a result of expenditures to repair office facilities in San Francisco and New York and an increase in depreciation expense due to upgrades of office facilities and acquisitions of computer and telecommunications equipment.

    Communications expense increased 30% from $7.4 million to $9.6 million. This increase was due to increases in telecommunications and market data expenses resulting from the hiring of additional employees in 1996.

    Interest expense increased 107% from $2.1 million to $4.3 million. This increase related primarily to increases in average bank financing levels during the two periods.

    Other expenses increased 82% from $15.9 million to $28.8 million. This increase was due to higher levels of business activity resulting in increased professional services fees, travel, entertainment and conference expenses and miscellaneous expenses.

    INCOME TAX PROVISION. The Company's effective income tax rate was 31.2% in 1995 and decreased slightly to 30.3% in 1996. The Company's effective income tax rate in each fiscal period was less than the combined federal and state statutory income tax rates because LP was not subject to corporate federal or state income tax. The pro forma income tax adjustment in 1996 has been determined assuming that all of the Company's combined operations had been subject to corporate federal and state income tax.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically satisfied its funding needs with its own capital resources, consisting almost entirely of internally generated retained earnings and capital raised from the sale of its common stock to employee stockholders and the public through its initial public offering. As of September 30, 1997, H&Q LLC had liquid assets consisting primarily of cash and cash equivalents of $42.6 million and receivables of $157.6 million from Lewco. The cash equivalents consisted primarily of United States Treasury bills with maturities of 90 days or less. As of September 30, 1997, the Company had a bank line of credit in the amount of $15.0 million, with a balance of $1.1 million outstanding, and Guaranty Finance and Hambrecht & Quist Transition Capital, LLC had bank lines of credit of $11.0 million and $10.0 million, respectively with $700,000 and $900,000 outstanding, respectively. Also, the Company has available an additional $20.0 million line of credit with a commercial bank expiring April 30, 1998. The Company borrowed $10.0 million against this line of credit for a four day period in September 1997.

    The Company's consolidated balance sheet reflects the Company's relatively unleveraged financial position. The ratio of assets to equity as of September 30, 1997 was approximately 2.3:1. The Company's principal assets consist of receivables from customers and Lewco, securities held for trading purposes, short-term investments and securities held for investment purposes. A substantial portion of the Company's receivables are secured by customer securities or security transactions in the process of settlement. Securities held for trading purposes are actively traded and readily marketable. As of September 30, 1997, securities held for trading purposes include United States Treasury securities totaling $20.1 million with maturities ranging from 2 days to 11 months. Securities held for investment purposes are for the most part illiquid and are carried at valuations that reflect this lack of liquidity.

    H&Q LLC, as a broker-dealer, is registered with the SEC and is a member of the NASD and the NYSE. As such, H&Q LLC is subject to the capital requirements of these regulatory entities. H&Q LLC's regulatory net capital has historically exceeded these minimum requirements. As of September 30, 1997, H&Q LLC was required to maintain minimum regulatory net capital in accordance with SEC rules of approximately $4.9 million and had total regulatory net capital of approximately $67.0 million, or approximately $62.1 million in excess of its requirement.

    Other broker-dealer subsidiaries were in compliance with all applicable regulatory capital adequacy requirements at September 30, 1997.

    The Company believes that its current level of equity capital, combined with funds anticipated to be generated from operations, will be adequate to fund its operations for the foreseeable future.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and

Stockholders of Hambrecht & Quist Group:

    We have audited the accompanying consolidated balance sheets of Hambrecht & Quist Group (a Delaware corporation)and Subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and partners' capital and cash flows for the years ended September 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hambrecht & Quist Group and Subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for the years ended September 30, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

    As discussed in Notes 2 and 7 to the consolidated financial statements, long-term investments include nonmarketable investments amounting to $37,934,994 and $65,514,884 (17 and 22 percent of total stockholders' equity and partners' capital) as of September 30, 1996 and 1997, respectively, which have been valued at fair value as determined by management. We have reviewed the procedures applied by management in valuing such investments and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, management's estimate of fair values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.

                                          ARTHUR ANDERSEN LLP

San Francisco, California,
November 12, 1997

                            HAMBRECHT & QUIST GROUP
                          CONSOLIDATED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
                                                     ASSETS
Cash and cash equivalents........................................................  $   50,031,534  $   42,637,732
Receivables:
  Customers (net of allowance of $900,000 and $1,050,000, respectively)..........     168,416,287     183,796,833
  Lewco Securities Corp..........................................................      80,532,188     157,570,375
  Syndicate managers.............................................................      12,742,898      15,494,668
  Related parties................................................................      17,929,657      17,397,164
  Notes..........................................................................      10,500,000      18,489,300
  Lease..........................................................................       4,335,668       3,467,628
  Income taxes...................................................................         806,062         531,955
  Other..........................................................................       1,484,820      11,288,008
Marketable trading securities, at market value...................................      66,738,999      47,705,357
Long-term investments, at estimated fair value...................................      69,931,210     102,111,938
Deferred income taxes............................................................      37,595,489      56,734,654
Furniture, equipment and leasehold improvements, net of accumulated depreciation
  and amortization...............................................................      13,167,152      18,782,846
Leased assets, net of accumulated depreciation...................................       3,049,051       2,272,172
Exchange memberships, at cost (market value--$1,325,000 and $1,925,000,
  respectively)..................................................................         656,000         656,000
                                                                                   --------------  --------------
    Total assets.................................................................  $  537,917,015  $  678,936,630
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Payables:
  Customers......................................................................  $  142,489,752  $  186,445,656
  Compensation and benefits......................................................     101,941,165     116,673,510
  Syndicate settlements..........................................................      18,530,743      21,355,653
  Income taxes payable...........................................................        --             6,563,552
  Trade accounts payable.........................................................       2,483,361       2,829,377
  Accrued expenses and other.....................................................      21,339,770      33,220,760
Securities sold, not yet purchased, at market value..............................      16,055,953      11,770,127
Debt obligations.................................................................       8,364,822       2,700,000
                                                                                   --------------  --------------
    Total liabilities............................................................     311,205,566     381,558,635
                                                                                   --------------  --------------
Commitments and contingencies
Stockholders' equity:
  Common stock (par value $0.01 and 100,000,000 shares authorized, 22,693,930 and
    23,790,337 issued and outstanding as of September 30, 1996 and 1997,
    respectively)................................................................         226,939         237,903
  Additional paid-in capital.....................................................     116,643,623     136,271,533
  Stock notes receivable from employees..........................................     (13,550,503)     (5,620,260)
  Retained earnings..............................................................     124,056,614     167,230,812
  Net unrealized losses on long-term investments available for sale..............        (665,224)       (303,117)
  Treasury stock, at cost, 21,615 shares.........................................        --              (438,876)
                                                                                   --------------  --------------
    Total stockholders' equity...................................................     226,711,449     297,377,995
                                                                                   --------------  --------------
    Total liabilities and stockholders' equity...................................  $  537,917,015  $  678,936,630
                                                                                   --------------  --------------
                                                                                   --------------  --------------

        The accompanying notes are an integral part of these statements.

                            HAMBRECHT & QUIST GROUP
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                                                                       1995            1996            1997
                                                                  --------------  --------------  --------------
REVENUES:
  Principal transactions........................................  $   53,424,647  $  100,627,733  $  117,807,614
  Agency commissions............................................      24,602,992      37,682,010      43,716,190
  Investment banking............................................      70,359,967     154,271,774      90,470,621
  Corporate finance fees........................................      20,709,345      37,962,437      54,237,209
  Interest and dividends........................................       3,974,440      14,707,327      22,629,092
  Net investment gains..........................................      33,852,073      24,434,401         228,979
  Other.........................................................      13,916,077      23,016,922      17,142,186
                                                                  --------------  --------------  --------------
    Total revenues..............................................     220,839,541     392,702,604     346,231,891
                                                                  --------------  --------------  --------------
EXPENSES:
  Compensation and benefits.....................................     105,370,141     198,613,070     178,872,709
  Brokerage and clearance.......................................      10,441,253      13,628,832      17,258,305
  Occupancy and equipment.......................................       7,802,859      10,677,161      17,183,241
  Communications................................................       7,394,101       9,614,368      14,762,047
  Interest......................................................       2,082,917       4,314,085       4,453,983
  Other.........................................................      15,848,872      28,787,669      36,604,823
                                                                  --------------  --------------  --------------
    Total expenses..............................................     148,940,143     265,635,185     269,135,108
                                                                  --------------  --------------  --------------
    Income before income tax provision..........................      71,899,398     127,067,419      77,096,783

INCOME TAX PROVISION............................................      22,461,147      38,466,246      33,922,585
                                                                  --------------  --------------  --------------
    Net income..................................................  $   49,438,251  $   88,601,173  $   43,174,198
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

EARNINGS PER SHARE..............................................                                  $         1.68
                                                                                                  --------------
                                                                                                  --------------
WEIGHTED AVERAGE SHARES OUTSTANDING.............................                                      25,682,887
                                                                                                  --------------
                                                                                                  --------------
PRO FORMA INFORMATION (UNAUDITED):
  Net income before income tax adjustment.......................                  $   88,601,173
  Income tax adjustment.........................................                     (17,443,418)
                                                                                  --------------
    Pro forma net income........................................                  $   71,157,755
                                                                                  --------------
                                                                                  --------------
  Pro forma earnings per share..................................                  $         3.27
                                                                                  --------------
                                                                                  --------------
  Pro forma weighted average shares outstanding.................                      21,734,143
                                                                                  --------------
                                                                                  --------------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                                                                   HAMBRECHT & QUIST GROUP
                                       -------------------------------------------------------------------------------
                                        NUMBER OF                 ADDITIONAL
                                         COMMON       COMMON       PAID-IN     STOCK NOTES     RETAINED    UNREALIZED
                                         SHARES        STOCK       CAPITAL      RECEIVABLE     EARNINGS    LOSSES, NET
                                       -----------  -----------  ------------  ------------  ------------  -----------
BALANCE, SEPTEMBER 30, 1994..........  12,475,188   $13,078,867  $             $   (966,315) $ 50,929,131   $
  Sales of common stock or partners'
    capital additions................   2,963,892    14,406,194                  (7,935,534)      --
  Reductions of stock notes..........      --           --                        1,242,135       --
  Repurchases of common stock or
    partners' capital withdrawals....    (829,892)   (2,072,476)                    --         (2,396,760)
  Net income.........................      --           --                          --         23,672,741
  Partners' capital distributions
    payable..........................      --           --                          --            --
  Partners' capital distributions....      --           --                          --            --
  Change in net unrealized gains.....      --           --                          --            --
                                       -----------  -----------  ------------  ------------  ------------  -----------
BALANCE, SEPTEMBER 30, 1995..........  14,609,188    25,412,585                  (7,659,714)   72,205,112
  Sales of common stock or partners'
    capital additions................   2,080,348    11,994,895                  (7,831,585)      --
  Reductions of stock and capital
    notes............................      --           --                        8,981,733       --
  Repurchases of common stock or
    partners' capital withdrawals....    (608,368)   (2,201,212)                    --         (1,409,601)
  Distribution of LP interest to
    Group Trust......................      --           --                          --          4,493,971
  Transfer of LP notes receivable to
    H&Q..............................      --           --                       (8,227,753)      --
  Net income through August 7, 1996..      --           --                          --         33,688,550
  Partners' capital distributions
    payable..........................      --           --                          --            --
  Partners' capital distributions....      --                         --            --
  Change in net unrealized gains.....      --           --                          --            --
                                       -----------  -----------  ------------  ------------  ------------  -----------
  Balance, August 7, 1996............  16,081,168    35,206,268                 (14,737,319)  108,978,032
  Distribution of cash and securities
    to LP Trust......................      --           --                          --            --
  Merger between H&Q and LP..........   2,587,762   (35,019,579)   56,366,873       --            --         (557,280)
  Purchase of additional interest in
    Guaranty Finance.................      --           --            --            --            --         (136,410)
                                       -----------  -----------  ------------  ------------  ------------  -----------
  Balance, August 8, 1996............  18,668,930       186,689    56,366,873   (14,737,319)  108,978,032    (693,690)
  Sale of common stock in initial
    public offering plus net
    underwriting revenue of
    $425,000.........................   4,025,000        40,250    60,276,750       --            --           --
  Reductions of stock notes..........      --           --            --          1,186,816       --           --
  Net income from August 8 to
    September 30, 1996...............      --           --            --            --         15,078,582      --
  Change in net unrealized losses....      --           --            --            --            --           28,466
                                       -----------  -----------  ------------  ------------  ------------  -----------
BALANCE, SEPTEMBER 30, 1996..........  22,693,930       226,939   116,643,623   (13,550,503)  124,056,614    (665,224)
  Sales of common stock..............   1,134,244        11,342    20,083,292      (289,035)      --           --
  Forfeitures of common stock........     (37,837)         (378)     (455,382)      --            --           --
  Reductions of stock notes..........      --           --            --          8,209,370       --           --
  Net income.........................      --           --            --            --         43,174,198      --
  Change in net unrealized losses....      --           --            --            --            --          362,107
  Purchase of 21,615 shares of common
    stock............................      --           --            --              9,908       --           --
                                       -----------  -----------  ------------  ------------  ------------  -----------
BALANCE, SEPTEMBER 30, 1997..........  23,790,337   $   237,903  $136,271,533  $ (5,620,260) $167,230,812   $(303,117)
                                       -----------  -----------  ------------  ------------  ------------  -----------
                                       -----------  -----------  ------------  ------------  ------------  -----------

                                                                                   HAMBRECHT & QUIST, L.P.
                                                                    -----------------------------------------------------
                                         TREASURY                                   CAPITAL
                                         STOCK, AT    SUBTOTAL H&Q   PARTNERS'       NOTES     DISTRIBUTIONS  UNREALIZED
                                           COST          GROUP        CAPITAL     RECEIVABLE      PAYABLE     GAINS, NET
                                       -------------  ------------  ------------  -----------  -------------  -----------
BALANCE, SEPTEMBER 30, 1994..........   $             $ 63,041,683  $  3,298,481  $   (69,526)  $(2,679,918)  $   --
  Sales of common stock or partners'
    capital additions................                    6,470,660     2,557,915   (2,162,487)      --            --
  Reductions of stock notes..........                    1,242,135       --           --            --            --
  Repurchases of common stock or
    partners' capital withdrawals....                   (4,469,236)   (1,241,100)     --            --            --
  Net income.........................                   23,672,741    25,765,510      --            --            --
  Partners' capital distributions
    payable..........................                      --            --           --        (11,952,253)      --
  Partners' capital distributions....                      --         (4,186,804)     --          4,186,804       --
  Change in net unrealized gains.....                      --            --           --            --          1,987,478
                                       -------------  ------------  ------------  -----------  -------------  -----------
BALANCE, SEPTEMBER 30, 1995..........                   89,957,983    26,194,002   (2,232,013)  (10,445,367)    1,987,478
  Sales of common stock or partners'
    capital additions................                    4,163,310     7,595,591   (7,333,171)      --            --
  Reductions of stock and capital
    notes............................                    8,981,733       --         1,337,431       --            --
  Repurchases of common stock or
    partners' capital withdrawals....                   (3,610,813)     (420,344)     --            --            --
  Distribution of LP interest to
    Group Trust......................                    4,493,971       --           --            --            --
  Transfer of LP notes receivable to
    H&Q..............................                   (8,227,753)      --         8,227,753       --            --
  Net income through August 7, 1996..                   33,688,550    39,834,040      --            --            --
  Partners' capital distributions
    payable..........................                      --            --           --        (14,034,971)      --
  Partners' capital distributions....       --             --        (24,480,338)     --         24,480,338       --
  Change in net unrealized gains.....                      --            --           --            --          1,101,224
                                       -------------  ------------  ------------  -----------  -------------  -----------
  Balance, August 7, 1996............                  129,446,981    48,722,951      --            --          3,088,702
  Distribution of cash and securities
    to LP Trust......................                      --        (27,375,657)     --            --         (3,645,982)
  Merger between H&Q and LP..........                   20,790,014   (21,347,294)     --            --            557,280
  Purchase of additional interest in
    Guaranty Finance.................                     (136,410)      --           --            --            --
                                       -------------  ------------  ------------  -----------  -------------  -----------
  Balance, August 8, 1996............                  150,100,585       --           --            --            --
  Sale of common stock in initial
    public offering plus net
    underwriting revenue of
    $425,000.........................                   60,317,000
  Reductions of stock notes..........                    1,186,816
  Net income from August 8 to
    September 30, 1996...............                   15,078,582
  Change in net unrealized losses....                       28,466
                                       -------------  ------------  ------------  -----------  -------------  -----------
BALANCE, SEPTEMBER 30, 1996..........                  226,711,449       --           --            --            --
  Sales of common stock..............                   19,805,599
  Forfeitures of common stock........                     (455,760)
  Reductions of stock notes..........                    8,209,370
  Net income.........................    43,174,198
  Change in net unrealized losses....                      362,107
  Purchase of 21,615 shares of common
    stock............................      (438,876)      (428,968)
                                       -------------  ------------  ------------  -----------  -------------  -----------
BALANCE, SEPTEMBER 30, 1997..........   $  (438,876)  $297,377,995  $    --       $   --        $   --        $   --
                                       -------------  ------------  ------------  -----------  -------------  -----------
                                       -------------  ------------  ------------  -----------  -------------  -----------


                                       SUBTOTAL H&Q
                                            LP          TOTAL
                                       ------------  ------------
BALANCE, SEPTEMBER 30, 1994..........  $    549,037  $ 63,590,720
  Sales of common stock or partners'
    capital additions................       395,428     6,866,088
  Reductions of stock notes..........       --          1,242,135
  Repurchases of common stock or
    partners' capital withdrawals....    (1,241,100)   (5,710,336)
  Net income.........................    25,765,510    49,438,251
  Partners' capital distributions
    payable..........................   (11,952,253)  (11,952,253)
  Partners' capital distributions....       --            --
  Change in net unrealized gains.....     1,987,478     1,987,478
                                       ------------  ------------
BALANCE, SEPTEMBER 30, 1995..........    15,504,100   105,462,083
  Sales of common stock or partners'
    capital additions................       262,420     4,425,730
  Reductions of stock and capital
    notes............................     1,337,431    10,319,164
  Repurchases of common stock or
    partners' capital withdrawals....      (420,344)   (4,031,157)
  Distribution of LP interest to
    Group Trust......................       --          4,493,971
  Transfer of LP notes receivable to
    H&Q..............................     8,227,753       --
  Net income through August 7, 1996..    39,834,040    73,522,590
  Partners' capital distributions
    payable..........................   (14,034,971)  (14,034,971)
  Partners' capital distributions....       --            --
  Change in net unrealized gains.....     1,101,224     1,101,224
                                       ------------  ------------
  Balance, August 7, 1996............    51,811,653   181,258,634
  Distribution of cash and securities
    to LP Trust......................   (31,021,639)  (31,021,639)
  Merger between H&Q and LP..........   (20,790,014)      --
  Purchase of additional interest in
    Guaranty Finance.................       --           (136,410)
                                       ------------  ------------
  Balance, August 8, 1996............       --        150,100,585
  Sale of common stock in initial
    public offering plus net
    underwriting revenue of
    $425,000.........................                  60,317,000
  Reductions of stock notes..........                   1,186,816
  Net income from August 8 to
    September 30, 1996...............                  15,078,582
  Change in net unrealized losses....                      28,466
                                       ------------  ------------
BALANCE, SEPTEMBER 30, 1996..........       --        226,711,449
  Sales of common stock..............                  19,805,599
  Forfeitures of common stock........                    (455,760)
  Reductions of stock notes..........                   8,209,370
  Net income.........................                  43,174,198
  Change in net unrealized losses....                     362,107
  Purchase of 21,615 shares of common
    stock............................                    (428,968)
                                       ------------  ------------
BALANCE, SEPTEMBER 30, 1997..........  $    --       $297,377,995
                                       ------------  ------------
                                       ------------  ------------

        The accompanying notes are an integral part of these statements.

                            HAMBRECHT & QUIST GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                                                                        1995            1996            1997
                                                                   --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................  $   49,438,251  $   88,601,173  $   43,174,198
                                                                   --------------  --------------  --------------

  Adjustments to reconcile net income to net cash and cash
    equivalents provided by operating activities--
    Depreciation and amortization................................       5,664,070       6,724,686       9,524,109
    Net investment gains.........................................     (33,852,073)    (24,434,401)       (228,979)
    Net gains on sales of leased assets..........................        (407,436)     (3,394,352)       --
    Deferred tax benefit.........................................      (1,206,194)    (26,967,633)    (19,139,165)
    Minority interest in income of subsidiaries..................         718,651         685,105         388,934
    Changes in operating assets and liabilities--
      Customers, net.............................................     (10,030,060)      2,854,297      28,575,358
      Lewco Securities Corp......................................     (24,750,289)    (38,541,879)    (77,038,187)
      Syndicate managers.........................................      (9,117,244)     (3,203,996)     (2,751,770)
      Income taxes receivable, net...............................       6,144,139      (4,439,132)      8,509,311
      Related parties and other receivables......................      (1,906,869)    (13,520,519)    (12,152,411)
      Marketable trading securities, net.........................       1,262,314     (49,676,915)     11,670,441
      Compensation and benefits payable..........................      27,533,054      63,139,509      34,695,044
      Syndicate settlements......................................      23,674,156      (6,879,034)      2,824,910
      Trade accounts payable.....................................      (1,122,673)      1,538,586         346,016
      Customer lease deposits....................................      (2,191,760)       (478,603)       --
      Accrued expenses and other payables........................       5,625,230      11,689,535      11,440,326
      Other, net.................................................        (150,606)       (765,853)         57,084
                                                                   --------------  --------------  --------------
        Total adjustments........................................     (14,113,590)    (85,670,599)     (3,278,979)
                                                                   --------------  --------------  --------------
        Net cash and cash equivalents provided by operating
          activities.............................................      35,324,661       2,930,574      39,895,219
                                                                   --------------  --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of long-term investments.............................     (10,690,049)    (32,727,770)    (87,351,958)
  Proceeds from sales/distributions of long-term investments.....      15,843,334      36,222,554      61,778,580
  Purchases of furniture, equipment and leasehold improvements...      (3,060,061)    (11,138,680)    (12,904,169)
  Increases in notes receivable..................................        --           (10,500,000)    (13,337,311)
  Payments of notes receivable...................................        --              --             5,348,011
  Increases in lease receivables.................................      (1,505,482)     (2,154,995)       --
  Payments of lease receivables..................................       1,568,911       1,074,964         868,038
  Purchases of leased assets.....................................      (6,504,911)       (809,910)     (1,521,281)
  Proceeds from sales of leased assets...........................         638,002       7,711,456        --
  Purchase of additional 17.5 percent of Guaranty Finance........        --            (1,374,922)       --
                                                                   --------------  --------------  --------------
        Net cash and cash equivalents used in investing
          activities.............................................      (3,710,256)    (13,697,303)    (47,120,090)
                                                                   --------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt obligations.................................      19,738,066      19,732,057      21,459,227

                            HAMBRECHT & QUIST GROUP

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                                                                        1995            1996            1997
                                                                   --------------  --------------  --------------
  Repayments of debt obligations.................................     (18,650,861)    (25,137,973)    (27,124,048)
  Proceeds from sales of common stock and partners' capital
    contributions................................................       5,467,763      68,992,106       5,924,858
  Repurchases of common stock and partners' capital
    withdrawals..................................................      (5,710,336)     (4,031,157)       --
  Partners' capital distributions................................      (4,186,804)    (33,836,338)       --
  Distributions to minority member of Guaranty Finance...........        (300,000)       (300,000)       --
  Investment by minority members in Transition Capital...........        --               625,000        --
  Purchases of treasury stock....................................        --              --              (428,968)
                                                                   --------------  --------------  --------------
        Net cash and cash equivalents provided by
          (used in) financing activities.........................      (3,642,172)     26,043,695        (168,931)
                                                                   --------------  --------------  --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................      27,972,233      15,276,966      (7,393,802)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................       6,782,335      34,754,568      50,031,534
                                                                   --------------  --------------  --------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........................  $   34,754,568  $   50,031,534  $   42,637,732
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
SCHEDULE OF SUPPLEMENTAL INFORMATION:
  Taxes paid to taxing authorities...............................  $   14,841,855  $   67,051,664  $   40,009,539
  Interest paid..................................................       4,617,047       4,314,084       4,453,983

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  H&Q California long-term investments, net, were reclassified
    from H&Q LLC marketable securities...........................       4,286,573        --             3,077,375
  H&Q California received marketable long-term investments as
    repayment for profit participations receivable...............        --              --             2,881,718
  H&Q common stock sales and LP partners' capital contributions were made with stock and capital notes receivable from
    employees....................................................      10,098,021      15,164,756         289,035
  H&Q common stock was issued to employees in exchange for
    reductions in compensation and benefits and taxes payable....       3,055,280       7,256,604      22,090,111
  H&Q common stock was forfeited by employees resulting in
    decreases in compensation and benefits expense...............        --              --               455,760
  Reductions to LP's partners' capital were made via accruals of
    distributions payable to partners............................      11,952,253        --              --
  Net unrealized gains (losses) on subsidiaries' long-term
    investments were recorded as increases (decreases) in equity
    and minority interest (included in other payables)...........       2,880,791      (3,641,069)        413,867

                            HAMBRECHT & QUIST GROUP

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                                                                        1995            1996            1997
                                                                   --------------  --------------  --------------
  H&Q California's limited partnership interest in LP was
    distributed to certain current and former employees in
    exchange for reductions in compensation and benefits
    payable......................................................        --             4,493,971        --
  The Restructuring resulted in the following non cash reductions to long-term investments and stockholders' equity and
    partners' capital:
    Distribution of securities by LP to the LP Trust.............        --            21,665,639        --
    Distribution of securities by Guaranty Finance to minority
      member.....................................................        --             2,485,968        --

        The accompanying notes are an integral part of these statements.

                            HAMBRECHT & QUIST GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

1.  ORGANIZATION, NATURE OF OPERATIONS AND RESTRUCTURING:

ORGANIZATION

    The financial statements include the consolidated operations of Hambrecht & Quist Group, a Delaware corporation (H&Q, Hambrecht & Quist or the Company). H&Q was formed in fiscal 1996 to be the sole parent of Hambrecht & Quist California, a California corporation (H&Q California) (formerly known as Hambrecht & Quist Group) and to succeed to the assets of Hambrecht & Quist, L.P., a California limited partnership (LP). The historical consolidated financial statements include the combined operations of H&Q California and LP (see Note 2).

    On August 8, 1996, through separate mergers (collectively, the Mergers), a newly formed subsidiary of H&Q merged with H&Q California, and LP merged with H&Q. All of the shareholders of H&Q California exchanged each of their common shares for four shares of H&Q common stock. All of the former partners of LP exchanged each of their partnership units for 24 shares of H&Q common stock. Subsequently, the assets and liabilities of LP were contributed by H&Q to H&Q California. The Mergers were accounted for at the respective stockholders' and partners' carrying values, which represent the entities' carrying values. The individuals' carrying values were used because each individual party to the Mergers was a promoter of H&Q and its initial public offering (under Securities and Exchange Commission accounting guidelines). No minority interest resulted from the Mergers. All references to historical number of shares and per-share amounts have been restated to reflect the effect of the four-for-one exchange of shares.

    Subsequent to the Mergers, on August 9, 1996, H&Q issued 4,025,000 new shares in an initial public offering (the Offering). The net proceeds of the Offering were $60,317,000.

NATURE OF OPERATIONS

    H&Q consolidates its wholly owned subsidiary, H&Q California and its subsidiaries. Hambrecht & Quist California owns the following wholly owned subsidiaries. Hambrecht & Quist L.L.C., a Delaware limited liability company (H&Q LLC), is an investment banking subsidiary and securities broker-dealer that primarily services companies and investors involved in the technology, healthcare, services and branded consumer industries. RvR Securities Corp., a California corporation (RvR Securities), is a registered broker-dealer serving companies with smaller capitalizations than H&Q LLC's typical underwriting clients. Hambrecht & Quist Euromarkets (H&Q EM), formerly Hambrecht & Quist Saint Dominique, is a broker-dealer registered in France providing investment banking services to European companies. Hambrecht & Quist Capital Management Incorporated, a California corporation (Capital Management), is a registered investment adviser. Capital Management is the investment adviser to two publicly traded closed-end mutual funds, H&Q Healthcare Investors and H&Q Life Sciences Investors. Hambrecht & Quist Venture Partners, a California limited partnership (Venture Partners), is a venture capital fund management partnership.

    H&Q California also owns 87.5 percent and is the managing member of Hambrecht & Quist Guaranty Finance, LLC (Guaranty Finance) and Hambrecht & Quist Transition Capital, LLC (Transition Capital), both California limited liability companies. The remaining 12.5 percent minority interests are owned by each respective entities' employees and are included in accrued expenses and other payables in the consolidated financial statements. Guaranty Finance provides secured, asset-based financings that include tenant improvement and real estate leases, equipment leases, accounts receivable and inventory financing, and loan guarantees for emerging growth technology, biotechnology and healthcare companies. Transition

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

1. ORGANIZATION, NATURE OF OPERATIONS AND RESTRUCTURING: (CONTINUED) Capital provides bridge loans and mezzanine financings to emerging growth companies in the same industries as Guaranty Finance's financings.

    Other affiliates of the Company are not consolidated and are accounted for on an equity basis, which approximates fair value. H&Q owns a 15 percent interest in Hambrecht & Quist Asia Pacific, Ltd., a British Virgin Islands company (Asia Pacific) (see Note 4) and has profit participation interests of 25 to 35 percent in investment funds managed by Asia Pacific. Asia Pacific provides financial advisory and fund management services in the Asia Pacific region. H&Q LLC owns approximately 20 percent of Lewco Securities Corporation, a Delaware corporation (Lewco) (see Notes 7 and 12). Lewco is a clearing broker and depository for H&Q LLC and Schroder & Co., which owns approximately 80 percent, with two other minority owners. All expenses, net of certain revenues, are reimbursed by both owners based on the volume of transactions processed on their behalf. These costs are reported as expenses in the consolidated statements of operations. Other less significant investment and venture capital partnerships are recorded in long-term investments at their estimated fair value (see Note
2).

    Prior to its merger with H&Q, LP operated primarily as a holding partnership for certain current and prior operating affiliates of H&Q California. Such ownership of operating affiliates included a 30 percent ownership of H&Q LLC and a 70 percent ownership of Guaranty Finance. Such ownership interests were transferred to H&Q as part of the Mergers. H&Q California owned the remaining 70 percent of H&Q LLC. An entity controlled by the CEO of the Company and a third party owned the remaining 30 percent of Guaranty Finance. H&Q California was the one percent general partner of LP, and the same employee shareholders of H&Q California were the limited partners. As of September 30, 1995, H&Q California also owned a limited partnership interest in LP.

RESTRUCTURING

    Prior to the Mergers, H&Q California and LP significantly restructured their operations through a series of transactions and distributions (the Restructuring) designed to simplify the Company's structure. The following transactions were completed as part of the Restructuring.

    H&Q California distributed its limited partnership interest in LP to a liquidating trust (the Group Trust) benefiting certain current and former employees. The result of the distribution was a charge to compensation expense and an addition to stockholders' equity of $4,493,971, which represented the value of the limited partnership interest. Previously, such limited partnership value was eliminated in consolidation due to intercompany ownership.

    LP distributed cash and securities totaling $31,021,639 to a liquidating trust (the LP Trust) benefiting the partners of LP. The cash and securities distributed totaled $9,356,000 and $21,665,639, respectively. The securities distributed included securities held by LP and securities distributed to LP by H&Q LLC and Guaranty Finance. H&Q LLC's securities distribution included its remaining holdings of The BISYS Group, Inc. (BISYS) (see Note 7). Guaranty Finance also distributed $2,485,968 of securities to its minority member. All securities were distributed at their estimated fair value.

    H&Q California purchased an additional 17.5 percent interest in Guaranty Finance for $1,374,922 from the minority member. Such purchase resulted in no remaining ownership of Guaranty Finance by the Company's CEO. The purchase was accounted for as a purchase of minority interest and resulted in the recording of an immaterial amount of goodwill.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION AND COMBINATION

    All significant intercompany accounts and transactions have been eliminated in consolidation and combination. The 1995 and 1996 historical financial statements and footnote disclosures represent the combined financial position and results of operations and changes in shareholders' equity and partners' capital and cash flows for H&Q California and LP.

USE OF ESTIMATES

    The preparation of these financial statements requires the use of certain estimates by management in determining the entity's assets, liabilities, revenue and expenses. The most significant estimates with regard to these financial statements relate to the valuation of long-term investments, as discussed below. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand, demand deposits with banks, money market accounts and U.S. Treasury bills. Included in cash and cash equivalents are U.S. Treasury bills and other U.S. government securities totaling $36,306,195 and $29,949,090 at September 30, 1996 and 1997,
respectively. Cash equivalents have original maturities of 90 days or less.

SECURITIES TRANSACTIONS

    Customers' securities transactions are recorded on a settlement-date basis, with related commission income and expenses recorded on a trade-date basis. Marketable securities owned and securities sold, not yet purchased are recorded on a trade-date basis. Final underwriting settlements are recorded when received.

MARKETABLE TRADING SECURITIES

    Marketable trading securities and securities sold, not yet purchased are reported at prevailing market prices. Realized and unrealized gains and losses on marketable trading securities and securities sold, not yet purchased are included in principal transactions revenue.

LONG-TERM INVESTMENTS

    Long-term investments include marketable equity securities and nonmarketable securities (which include restricted securities of publicly traded companies, securities of private companies and investment partnership and other venture capital interests).

    H&Q and H&Q LLC own marketable equity securities and nonmarketable investments. Marketable equity securities are reported at prevailing market prices. Discounts are applied for holdings which are restricted in their disposition because they are in excess of average weekly trading volumes. Nonmarketable investments are not registered for public sale or carry restrictions on sale and are reported at estimated fair value as determined by management. Factors considered by management in valuing nonmarketable investments include the type of investment, purchase cost, marketability, restrictions on disposition, subsequent purchases of the same or similar investments by other investors, and current

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) financial position and operating results of the investee entities. Warrants and other rights to purchase investments are valued at cost, which approximates estimated fair value. Realized and unrealized gains and losses on long-term investments owned by H&Q and H&Q LLC are included in revenues as net investment gains.

    Also included in long-term investments are investments owned by Guaranty Finance and Transition Capital. Guaranty Finance and Transition Capital primarily own marketable equity securities. Under Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, entities such as Guaranty Finance and Transition Capital must carry their available-for-sale securities at fair value and report unrealized gains and losses in stockholders' equity. At September 30, 1996 and 1997, the combined unrealized loss for Guaranty Finance and Transition Capital was $760,279 and $346,419, respectively and H&Q's recorded portion was $665,224 and $303,117, respectively.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Furniture, equipment and leasehold improvements are recorded at cost. Depreciation of furniture and equipment is provided using accelerated and straight-line methods. These assets are depreciated over periods ranging from five to seven years based on estimated useful lives. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the lease. Expenditures for repairs and maintenance that do not significantly increase the life of the asset are charged to expense as incurred.

LEASE RECEIVABLES AND LEASED ASSETS

    Guaranty Finance leases equipment and tenant improvements under operating leases and direct financing leases. Assets leased under operating leases are recorded at cost and are included in leased assets. Depreciation of leased equipment is provided using accelerated methods over five to seven years. Direct financing leases are included in lease receivables and are carried at the total of the future minimum lease payments less unearned income.

INCOME TAXES AND PRO FORMA INCOME TAX ADJUSTMENT

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Under this method, the Company recognizes taxes payable or refundable for the current year and deferred tax liabilities and assets for future consequences of events that have been recognized in the Company's financial statements or tax returns.

    No provision has been made in the financial statements for income taxes related to the income of LP. Pursuant to applicable federal and state income tax regulations, all income or loss of LP is reportable by each partner directly to the taxing authority. As part of the Mergers (see Note 1), LP merged into the Company and ceased existence. For financial reporting purposes, the 1996 consolidated statement of operations includes a pro forma income tax adjustment of $17,443,418 representing taxes on LP's income as if LP's earnings were subject to income taxes at an effective tax rate of 44 percent.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
COMMON STOCK AND PARTNERS' CAPITAL TRANSACTIONS

    Since the Offering in 1996, common stock issuances have been to employees, directors and the Savings and Employee Stock Ownership Trust (SESOT)(see Note
13). The issuances to the SESOT are more fully described in Note 13. Issuances to employees and directors include awards to new employees, awards to employees under the 1996 Bonus and Deferred Compensation Plan (Compensation Plan)(see Note
13) and exercises by employees or directors of stock options. Awards to new employees and awards under the Compensation Plan are recorded as compensation and benefits expense.

    Prior to the Offering, all of H&Q's common stock transactions were recorded pursuant to the terms of the Hambrecht & Quist Shareholders' Agreement (the Agreement) which required all stock issuances and repurchases and all stock option grants to be recorded using fair market value, as determined by the Company's Board of Directors (the Board). The Board approved a formula value approximating fair market value, which resulted in transactions being recorded at premiums over the Company's net book value, as determined under generally accepted accounting principles. Under the Agreement, all selling shareholders were required to first offer their shares to the Company before seeking an independent buyer. The Company repurchased all selling shareholders' shares subject to the terms of the Agreement, which was terminated in connection with the Offering.

    All LP partnership unit sales and repurchases were recorded at the partnership's fair market value, as defined in the Hambrecht & Quist Limited Partnership Agreement, using a formula value similar to H&Q's.

TREASURY STOCK TRANSACTIONS

    The Company's treasury stock is comprised of common stock purchased on the open market and common stock repurchased in connection with unpaid employee stock notes receivable (see Note 12). Open market purchases of common stock are recorded at the Company's cost. Stock note repurchases of common stock are recorded at the carrying value of the unpaid employee stock note.

    During 1997, the Company's treasury stock transactions were as follows:

                                                                           SHARES       COST
                                                                          ---------  ----------
Open market purchases...................................................     20,000  $  428,968
Employee stock notes receivable repurchases.............................      1,615       9,908
                                                                          ---------  ----------
                                                                             21,615  $  438,876
                                                                          ---------  ----------
                                                                          ---------  ----------

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all of the Company's financial assets and liabilities are carried at market or estimated fair value or are carried at amounts that approximate current fair value because of their short-term nature. Estimates are made at a specific point in time, based on relevant market information and information about the financial instruments.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
EARNINGS PER SHARE

    Earnings per share for 1997 is determined by dividing net income by the weighted-average number of common shares, including common share equivalents, outstanding during the year. Common share equivalents consist of stock options outstanding (see Note 13). 1996 pro forma earnings per share is determined using pro forma net income (see above). 1995 pro forma earnings per share are not presented as they would not be meaningful.

    In March 1997, Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128) was issued. The Company will be required to adopt SFAS 128 in its 1998 fiscal year. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share calculations. Basic earnings per share is computed by dividing net income by weighted average shares outstanding. Diluted earnings per share is computed by dividing net income by weighted average shares outstanding including the dilutive effects of stock options. Diluted earnings per share calculations result in the same earnings per share as currently reported by the Company. The Company's pro forma basic and diluted earnings per share are as follows (the 1996 amounts are calculated using pro forma net income as discussed above):

                                                                                 1996       1997
                                                                               ---------  ---------
Basic Earnings per Share.....................................................  $    3.60  $    1.83
Diluted Earnings per Share...................................................  $    3.27  $    1.68

STOCK OPTION PLANS

    The Company uses the intrinsic value method to account for its stock option plans (in accordance with the provisions of Accounting Principles Board Opinion No. 25). Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) permits companies to continue using the intrinsic value method or to adopt a fair value based method to account for stock option plans. The fair value based method results in recognizing as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Company has elected to continue to use the intrinsic value method and the pro forma disclosures required by SFAS 123 are included in Note 13.

RECLASSIFICATIONS

    Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

3.  RECEIVABLES FROM AND PAYABLES TO CUSTOMERS:

    Receivables from and payables to customers include amounts due to or from customers as a result of cash and margin transactions. Securities owned by customers are held as collateral for these receivables. Such collateral is not reflected in the consolidated financial statements.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

4.  RECEIVABLES FROM RELATED PARTIES:

    At September 30, 1996 and 1997 receivables from related parties consisted of the following:

                                                                     1996           1997
                                                                 -------------  -------------
Notes receivable from affiliates and employees.................  $   3,001,858  $   2,696,455
Asset management fees and profit participations................     10,349,674      5,989,569
Affiliate and other advances...................................      4,578,125      8,711,140
                                                                 -------------  -------------
                                                                 $  17,929,657  $  17,397,164
                                                                 -------------  -------------
                                                                 -------------  -------------

    Notes receivable from related parties as of September 30, 1996 and 1997 include notes receivable from Asia Pacific of $1,792,740 and $1,757,670, respectively. Interest income recorded in 1995, 1996 and 1997 on all notes receivable from affiliates and employees was $736,194, $835,261 and $1,034,896, respectively.

    Asset management fees and profit participations receivable of $10,349,674 and $5,989,569 at September 30, 1996 and 1997, respectively, include profit participations receivable of $9,831,883 and $5,527,057, respectively from venture and investment partnerships managed by Venture Partners (see Notes 1 and 12). Included in other revenues are management fees and profit participation distributions from venture capital funds of $7,653,320, $13,685,248 and $8,735,436 for 1995, 1996 and 1997, respectively. Also included in other revenues are management fees earned by Capital Management of $2,397,204, $3,669,463, and $3,617,583 for 1995, 1996 and 1997, respectively.

    Affiliate and other advances include temporary advances made to affiliates for operating expenses and to affiliates, directors and employees for purchases of investments. Of the amount outstanding at September 30, 1997, $6,098,945 relates to advances to affiliates, directors and employees for purchases of investments made on their behalf.

5.  NOTES RECEIVABLE:

    Notes receivable include advances made by Guaranty Finance and Transition Capital in exchange for notes receivable. The notes bear interest at rates between 5 to 12 percent and are secured by certain of the borrowers' tangible and intangible assets. Principal payments are due on the notes receivable as follows:

1998...........................................................  $9,084,559
1999...........................................................   7,114,392
2000...........................................................   2,290,349
                                                                 ----------
                                                                 $18,489,300
                                                                 ----------
                                                                 ----------

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

6.  MARKETABLE TRADING SECURITIES AND SECURITIES SOLD, NOT YET PURCHASED:

    At September 30, 1996 and 1997, marketable trading securities and securities sold, not yet purchased, consisted of the following:

                                                                     1996           1997
                                                                 -------------  -------------
Marketable trading securities--
  Equity securities............................................  $  20,510,871  $  25,454,997
  Convertible bonds............................................      6,537,960      2,086,750
  Options......................................................        119,042         26,840
  U.S. government securities...................................     39,571,126     20,136,770
                                                                 -------------  -------------
                                                                 $  66,738,999  $  47,705,357
                                                                 -------------  -------------
                                                                 -------------  -------------

Securities sold, not yet purchased--
  Equity securities............................................  $  14,313,068  $  11,359,430
  Convertible bonds............................................      1,403,500       --
  Options......................................................        339,385        410,697
                                                                 -------------  -------------
                                                                 $  16,055,953  $  11,770,127
                                                                 -------------  -------------
                                                                 -------------  -------------

7.  LONG-TERM INVESTMENTS:

    At September 30, 1996 and 1997, the Company's long-term investments, at estimated fair value, consisted of the following:

                                                                    1996            1997
                                                                -------------  --------------
Marketable equity securities available for sale by Guaranty
  Finance and Transition Capital..............................  $   9,078,811  $   14,023,208
Marketable equity securities--other...........................     15,266,887      21,194,925
The BISYS Group, Inc. common stock--unrestricted..............      7,650,518       1,378,922
                                                                -------------  --------------
  Total marketable investments................................     31,996,216      36,597,055
                                                                -------------  --------------
Nonmarketable securities and investment partnership
  interests...................................................     24,383,763      39,568,602
Venture Partners and affiliated venture capital funds.........      9,527,910      15,756,670
Venture capital funds managed by others.......................      1,913,042       8,079,332
Lewco Securities..............................................      2,110,279       2,110,279
                                                                -------------  --------------
  Total nonmarketable investments.............................     37,934,994      65,514,883
                                                                -------------  --------------
  Total long-term investments.................................  $  69,931,210  $  102,111,938
                                                                -------------  --------------
                                                                -------------  --------------

    The cost of the Company's long-term investments at September 30, 1996 and 1997, was $52,489,136 and $104,324,593, respectively.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

7.  LONG-TERM INVESTMENTS: (CONTINUED)
    Following is an analysis of the net investment gains for the years ended September 30, 1995, 1996 and 1997:

                                                     1995           1996            1997
                                                 -------------  -------------  --------------
Realized gains.................................  $   3,346,270  $  24,045,279  $   20,527,924
Change in unrealized gains and losses, net.....     30,505,803        389,122     (20,298,945)
                                                 -------------  -------------  --------------
  Net investment gains from long-term
    investments................................  $  33,852,073  $  24,434,401  $      228,979
                                                 -------------  -------------  --------------
                                                 -------------  -------------  --------------

    Included in net investment gains are realized and unrealized gains on the Company's investment in BISYS of $19,948,390, $15,093,727 and $1,465,206 for
1995, 1996 and 1997, respectively. As part of the Restructuring in 1996 (see
Note 1), H&Q LLC distributed shares of BISYS valued at $14,267,556 to LP and recorded realized gains of $6,589,963 on the distribution.

    Included in net investment gains in 1997 are net investment losses of $18,126,682 related to two investee companies in the airline industry. In 1997, the Company recorded a realized loss of $9,878,854 on its investment in Air South Airlines, Inc. (Air South) and an unrealized loss of $8,247,828 on its investment in another regional airline. Air South filed for bankruptcy in August 1997. The Company also recorded a loss, included in other expense, of $1,802,176 related to letters of credit issued to two of Air South's creditors.

    The cost and estimated fair values of investments in marketable equity securities available for sale by Guaranty Finance and Transition Capital at September 30, 1996 and 1997 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Cost............................................................  $   9,839,090  $  14,369,649
Gross unrealized gains..........................................        500,588      1,975,968
Gross unrealized losses.........................................     (1,260,867)    (2,322,409)
                                                                  -------------  -------------
  Estimated fair value..........................................  $   9,078,811  $  14,023,208
                                                                  -------------  -------------
                                                                  -------------  -------------

    Gross proceeds, gross realized gains and gross realized losses from sales of investments in marketable equity securities available for sale by Guaranty Finance and Transition Capital for the years ended September 30, 1995, 1996 and 1997 are as follows:

                                                          1995          1996          1997
                                                      ------------  ------------  ------------
Gross proceeds......................................  $  2,926,358  $  4,531,113  $  2,882,175
Gross realized gains................................     1,943,374     2,587,095       446,302
Gross realized losses...............................       (73,373)     (301,244)      --

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

8.  FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

    The following summarizes the Company's furniture, equipment and leasehold improvements as of September 30, 1996 and 1997:

                                                                     1996            1997
                                                                --------------  --------------
Furniture and equipment.......................................  $   22,840,641  $   31,672,647
Leasehold improvements........................................       8,479,586      12,489,222
Less--Accumulated depreciation and amortization...............     (18,153,075)    (25,379,023)
                                                                --------------  --------------
                                                                $   13,167,152  $   18,782,846
                                                                --------------  --------------
                                                                --------------  --------------

    For the years ended September 30, 1995, 1996 and 1997, occupancy and equipment expense included depreciation and amortization expense on furniture, equipment and leasehold improvements of $2,358,337, $3,873,463 and $7,342,719, respectively.

9.  LEASING ACTIVITIES:

    At September 30, 1996 and 1997, lease receivables consist of direct financing capital leases with remaining terms ranging from 1 to 5 years of $4,335,668 and $3,467,628, respectively. At September 30, 1996 and 1997, lease receivables related to noncancelable operating leases are not material and are included in other receivables. Future minimum rentals to be received under direct financing leases and operating leases in effect at September 30, 1997, are as follows:

                                                                      DIRECT
                                                                    FINANCING    NONCANCELABLE
                                                                      LEASE        OPERATING
                                                                   RECEIVABLES      LEASES
                                                                   ------------  -------------
1998.............................................................  $  2,282,714   $ 1,827,404
1999.............................................................       982,652       963,226
2000 and thereafter..............................................       675,635       301,951
                                                                   ------------  -------------
  Total minimum lease payments...................................     3,941,001   $ 3,092,581
                                                                                 -------------
                                                                                 -------------
  Less--Unearned income..........................................      (473,373)
                                                                   ------------
                                                                   $  3,467,628
                                                                   ------------
                                                                   ------------

    At September 30, 1996 and 1997, leased assets subject to noncancelable operating leases consist of equipment of $9,477,525 and $10,997,813, respectively, less accumulated depreciation of $6,428,474 and $8,725,641, respectively.

    The Company's depreciation expense on leased assets was $3,305,733, $2,851,223 and $2,298,160 for the years ended September 30, 1995, 1996 and 1997, respectively.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

10.  DEBT OBLIGATIONS:

    Debt obligations consist of the following:

                                                                                            1996          1997
                                                                                        ------------  ------------
Lines of credit--
  $15,000,000 bank line of credit (H&Q California); interest on individual advances at prime plus 0.75 percent (9.25 percent at September 30, 1997) or at LIBOR plus 2.5 percent (8.25 percent at September 30, 1997) fixed for the term of the advance;
    collateralized in full by marketable securities and certain customer receivables;
    average balance outstanding in 1996 and 1997 was $6,363,493 and $5,115,091, respectively; expires March 30, 1998..............................................  $  8,364,822  $  1,100,000

$20,000,000 bank line of credit (H&Q California); interest on overnight advances at prime (8.5 percent at September 30, 1997); unsecured; no amounts drawn in 1996 and
  $10,000,000 drawn for four days in 1997; expires April 30, 1998.....................       --            --

$11,000,000 bank line of credit (Guaranty Finance); interest at prime plus 1.25 percent (9.75 percent at September 30, 1997); collateralized in full by Guaranty
  Finance's assets, except for cash and marketable securities; average balance outstanding in 1996 and 1997 was $1,332,711 and $785,833, respectively; expires
  January 29, 1998....................................................................       --            700,000

$10,000,000 bank line of credit (Transition Capital); interest at prime plus 1.75 percent (10.25 percent at September 30, 1997); collateralized in full by Transition
  Capital's assets, except for cash and marketable securities; average balance
  outstanding in 1997 was $283,333; expires February 10, 1998.........................       --            900,000
                                                                                        ------------  ------------

                                                                                        $  8,364,822  $  2,700,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The average prime rate for 1996 and 1997 was 8.39 percent.

    Interest expense on debt obligations was $960,353, $1,135,501 and $617,563 during fiscal 1995, 1996 and 1997, respectively.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

11.  INCOME TAXES:

    The income tax provision consisted of the following components for the years ended September 30, 1995, 1996 and 1997:

                                                                  STATE AND
                                                   FEDERAL          CITY           TOTAL
                                                --------------  -------------  --------------
1995--
  Current.....................................  $   15,702,697   $ 7,964,644   $   23,667,341
  Deferred....................................      (1,152,901)      (53,293)      (1,206,194)
                                                --------------  -------------  --------------
    Total.....................................  $   14,549,796   $ 7,911,351   $   22,461,147
                                                --------------  -------------  --------------
                                                --------------  -------------  --------------

1996--
  Current.....................................  $   44,972,093   $20,461,786   $   65,433,879
  Deferred....................................     (23,048,950)   (3,918,683)     (26,967,633)
                                                --------------  -------------  --------------
    Total.....................................  $   21,923,143   $16,543,103   $   38,466,246
                                                --------------  -------------  --------------
                                                --------------  -------------  --------------

1997--
  Current.....................................  $   36,907,127   $16,154,623   $   53,061,750
  Deferred....................................     (12,885,782)   (6,253,383)     (19,139,165)
                                                --------------  -------------  --------------
    Total.....................................  $   24,021,345   $ 9,901,240   $   33,922,585
                                                --------------  -------------  --------------
                                                --------------  -------------  --------------

    The net deferred income tax asset as of September 30, 1996 and 1997, is composed of the following:

                                                                     1996           1997
                                                                 -------------  -------------
Deferred income tax assets--
  Compensation and benefits accruals...........................  $  32,950,925  $  36,440,726
  Net unrealized losses on long-term investments...............       --            4,237,582
  Contingent liability accruals................................      3,342,271      6,288,318
  Depreciation and amortization................................      3,627,304      3,255,848
  Other........................................................      2,493,477      6,512,180
                                                                 -------------  -------------
                                                                    42,413,977     56,734,654
Deferred income tax liabilities--
  Net unrealized gains on long-term investments................     (4,818,488)      --
                                                                 -------------  -------------
    Net deferred income tax asset..............................  $  37,595,489  $  56,734,654
                                                                 -------------  -------------
                                                                 -------------  -------------

    There was no valuation allowance against deferred tax assets at September 30, 1996 and 1997.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

11.  INCOME TAXES: (CONTINUED)

    The following is a reconciliation of the income tax expense to the amount computed by applying the federal statutory rate to income before income tax expense:

                                                     1995                      1996                       1997
                                           ------------------------  -------------------------  ------------------------
                                              AMOUNT        RATE         AMOUNT        RATE        AMOUNT        RATE
                                           -------------  ---------  --------------  ---------  -------------  ---------
Tax expense computed at statutory rate...  $  25,164,789       35.0% $   44,473,597       35.0% $  26,983,873       35.0%
State and local tax provision, net of
  federal income tax benefit.............      5,244,299        7.3      10,753,017        8.5      6,202,866        8.0
Nondeductible expenses...................        155,164        0.2         765,470        0.6        677,372        0.9
LP income not subject to tax (Note 2)....     (8,103,105)     (11.3)    (17,443,418)     (13.7)      --           --
Other, net...............................       --           --             (82,420)      (0.1)        58,474        0.1
                                           -------------  ---------  --------------  ---------  -------------  ---------
                                           $  22,461,147       31.2% $   38,466,246       30.3% $  33,922,585       44.0%
                                           -------------  ---------  --------------  ---------  -------------  ---------
                                           -------------  ---------  --------------  ---------  -------------  ---------

12.  RELATED-PARTY TRANSACTIONS:

INVESTMENT TRANSACTIONS

    The Company makes investments in private companies directly, through investment partnerships and through the venture capital funds it manages. Venture Partners manages the majority of the Company's venture capital funds (see Note 1) and earns management fees and profit participation distributions (see Note 4).

    Directors, officers and employees of H&Q or its subsidiaries may have additional interests in such private companies directly or through various affiliated venture capital or other investment entities. Such parties may also serve on the boards of directors of companies in which the Company has invested.

    Guaranty Finance provides lease financing to companies in which H&Q, its subsidiaries and its affiliates have equity investments.

OPERATING ADVANCES

    H&Q pays operating expenses on behalf of certain affiliates, primarily Asia Pacific (see Notes 1 and 4), and is reimbursed for those expenses. Operating expenses that have not yet been reimbursed are included in receivables from related parties (see Note 4).

STOCK NOTES RECEIVABLE

    In connection with sales of the Company's common stock, the Company received stock notes receivable from employees, which, at September 30, 1996 and 1997, had principal balances of $13,550,503 and $5,620,260, respectively, and are treated as a reduction of stockholders' equity. These notes bear interest at rates ranging from 6.0 percent to 7.5 percent and have maturity dates ranging from 1997 through 2000.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

12.  RELATED-PARTY TRANSACTIONS: (CONTINUED)
    During the fiscal year ended September 30, 1997, the Company repurchased 1,615 shares of stock from departed employees. Under the terms of the stock note agreements, such repurchases of shares are done in exchange for the respective departing employee's outstanding stock notes receivable balance. The repurchased shares are held as treasury stock for later reissuance by the Company (see Note
1). Such transactions totaling $9,908 were recorded as reductions to stock notes receivable and increases to treasury stock.

    Capital notes receivable from LP partners represent amounts due from partners, including H&Q, for their capital contributions to LP. Such amounts are recorded as a reduction of partners' capital. In 1996, capital notes receivables from LP partners of $8,227,753 were transferred to H&Q California and are reflected in the stock notes receivable amounts described above.

LEWCO SECURITIES CORP.

    H&Q LLC is a co-owner of Lewco (see Note 1), a securities clearing firm that is a registered broker-dealer and member of each major stock exchange. H&Q LLC holds a subordinated note for $300,000 issued by Lewco. The interest on this note is paid quarterly at the prime rate, with the principal balance due December 31, 1999. The subordinated note receivable and H&Q LLC's investment in Lewco are carried in long-term investments (see Note 7). H&Q LLC uses Lewco, which renders its services to its owners on a cost-sharing basis, to process its securities transactions and all other related clearing services. Lewco also maintains the Company's customer and broker accounts.

    Amounts receivable from Lewco result from customer and H&Q LLC proprietary transactions. Interest on the interest-bearing amounts receivable from Lewco is earned at a fluctuating rate (5.38 percent and 4.80 percent at September 30, 1996 and 1997, respectively).

13.  EMPLOYEE BENEFIT PLANS:

SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST

    Under the SESOT (see Note 2), the Company established an Employee Stock Ownership Plan (ESOP) and a profit-sharing plan (PSP) with an employee salary deferral (or 401(k)) feature. Collectively, the ESOP and PSP are referred to as the Hambrecht & Quist Group Savings and Employee Stock Ownership Plan (the Plan or SESOP). Substantially all full-time employees of H&Q and its subsidiaries and certain affiliates are eligible to participate in the Plan.

    Under the Plan, the Company may match employees' 401(k) contributions to the PSP up to $4,000 per employee per year by making Company common stock contributions to the ESOP. The Company may also make discretionary cash contributions to the PSP. For 1995, 1996 and 1997, the Company recorded compensation expense of $1,246,645, $1,590,000 and $1,943,760, respectively, to the ESOP under the matching provision. Subsequent to September 30, 1997, the Company issued 58,498 shares of common stock to the ESOP in satisfaction of its compensation and benefits payable. No discretionary contributions were made to the PSP in 1995, 1996 or 1997.

    As of September 30, 1997, the ESOP owned approximately 7.63 percent of the H&Q common stock outstanding.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

13.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
BONUS AND DEFERRED SALES COMPENSATION PLAN

    The Company may pay semiannual bonuses to its executives and other professional employees under the Compensation Plan (see Note 2). The Compensation Committee of the Board (the Committee), in its sole discretion, may offer such employees the ability to elect to receive a percentage (the Percentage) of such bonus or commission in H&Q common stock, valued at not less than 90 percent of the fair market value on the date of grant. Unless otherwise determined by the Committee, the stock vests ratably over three years following the date of grant. Determinations with respect to executive officers are made by the Board instead of the Committee. At the date of the bonus payment, the employee may choose to decline any offered common stock, and instead receive cash payments equal to the Percentage over three years following the date of grant. If their employment terminates within the three year vesting period, the employee forfeits their unvested common stock or future cash payments. The 1996 Equity Plan (1996 Plan) allows for up to 2,000,000 shares of the Company's common stock to be issued in connection with the Compensation Plan.

    The Company paid semiannual bonuses in October 1997. Under the Compensation Plan, 184,297 shares valued at $6,703,803 were issued to executives and professionals effective October 15, 1997. All such amounts were included in compensation and benefits payable as of September 30, 1997.

STOCK OPTION PLANS

    The Company has three stock option plans, the 1985 Option Plan (1985 Plan), 1995 Option Plan (1995 Plan) and the 1996 Plan. Additionally, the Company has granted stock options outside the 1985, 1995 and 1996 plans.

    The Company's 1985 Plan, which provided for the granting of options to purchase 4,000,000 shares of the Company's common stock, expired September 30, 1994, except as to the options then outstanding. As of September 30, 1997, 306,000 options remain outstanding under the 1985 Plan. The Company's 1995 Plan provided for the granting of incentive options and nonqualified options to purchase 4,972,000 shares of the Company's common stock to officers, employees and directors at a price not less than 85 percent of fair market value at the date the option was granted, subject to certain limitations regarding incentive stock options. Due to the creation of the 1996 Plan, no further options will be granted under the 1995 Plan. As of September 30, 1997, 3,877,676 options remained outstanding under the 1995 Plan. The 1996 Plan provides for the granting of incentive and nonqualified options to purchase up to 1,000,000 shares of the Company's common stock to Company employees, directors and consultants. As of September 30, 1997, 291,600 options have been granted under the 1996 Plan. Outside the 1985, 1995 and 1996 plans, 1,091,880 options have been granted to certain officers and directors. Such options were granted with an exercise price equal to fair market value (see Note 2) at the date of grant.

    Options become exercisable as determined at the date of grant by the Committee or the Board, in the case of executive officers. Generally, options become exercisable over a five year period from the date of grant and expire seven years after the date of grant.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

13.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
    Details of stock options are as follows:

                                                                NUMBER OF
                                                                 SHARES      EXERCISE PRICE
                                                               -----------  -----------------
Outstanding at September 30, 1994............................    3,372,276   $ 2.04 - $ 4.53
  Granted....................................................      904,636   $ 4.60 - $ 5.54
  Exercised..................................................   (1,326,484)  $ 2.10 - $ 2.88
  Canceled...................................................      (16,000)      $ 2.10
                                                               -----------
Outstanding at September 30, 1995............................    2,934,428   $ 2.04 - $ 5.54
  Granted....................................................    4,530,320   $ 6.52 - $13.75
  Exercised..................................................   (1,609,628)  $ 2.10 - $ 4.74
  Canceled...................................................     (157,600)  $ 2.62 - $ 5.54
                                                               -----------
Outstanding at September 30, 1996............................    5,697,520   $ 2.04 - $13.75
  Granted....................................................      301,600   $16.13 - $31.06
  Exercised..................................................     (205,038)  $ 2.04 - $11.25
  Canceled...................................................     (226,926)  $ 5.54 - $19.88
                                                               -----------
Outstanding at September 30, 1997............................    5,567,156   $ 2.10 - $31.06
                                                               -----------
                                                               -----------

    Of the outstanding options at September 30, 1997, 1,412,481 had vested. Subsequent to September 30, 1997, the Company issued 629,500 stock options at a weighted average exercise price of $32.75 which was equal to fair market value at the respective dates of grant.

    The Company applies the intrinsic value method in accounting for its stock options plans. In 1996, 625,988 options were granted at an exercise price below fair market value on the date of grant, and resulted in a $1,165,903 charge to compensation expense. Other grants of options did not result in compensation expense in 1996 or 1997. Had the Company used the fair value based method proscribed by SFAS 123 (see Note 2), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                     1996           1997
                                                                 -------------  -------------
Net income
  As reported..................................................  $  71,157,755  $  43,174,198
  Pro forma....................................................     66,070,945     41,354,111
Earnings per share
  As reported..................................................          $3.27          $1.68
  Pro forma....................................................          $3.04          $1.61

    The fair value of each option grant in 1997 is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each option grant in 1996 is estimated using the minimum value method. The weighted average assumptions used for options, respectively are as follows: expected volatility of 58.0 percent in 1997 (not applicable in 1996); risk-free interest rates of 6.17 and 5.86 percent in 1996 and 1997, respectively; and the expected life of 5.95 years for all seven year grants and 2.80 years for all three year grants.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

13.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
STOCK APPRECIATION RIGHTS

    In fiscal 1995 and 1996 the Company awarded Stock Appreciation Rights (SARs) to key employees and executives. These SARs have a service period of one year and result in additional cash compensation to the individuals based on the increase in the Company's book value during the service period to which the SARs relate. The SARs vest and are paid over three years, with immediate cancellation of vesting upon employment termination.

    Compensation expense recorded for SARs awards was $4,210,216 and $9,461,954 for 1995 and 1996, respectively.

    The following summarizes SARs outstanding as of September 30, 1997:

                                                                           SARS AWARDS
                                                                      ----------------------
                                                                         1995        1996
                                                                      ----------  ----------
Initial grant.......................................................   1,794,000   2,959,520
Canceled............................................................    (417,960)   (469,959)
                                                                      ----------  ----------
  SARs remaining....................................................   1,376,040   2,489,561
                                                                      ----------  ----------
                                                                      ----------  ----------
SARs issuance price.................................................       $4.98       $7.49

    The total SARs liability at September 30, 1997, included in compensation and benefits payable, will be paid out as follows:

          1998....................................  $  3,373,241
          1999....................................     2,219,694
                                                    ------------
                                                    $  5,592,935
                                                    ------------
                                                    ------------

14.  NET CAPITAL REQUIREMENTS:

    As a registered broker-dealer, H&Q LLC is subject to the Securities and Exchange Commission's Uniform Net Capital Rule 15c3-1 (the Rule) and the capital rules of the New York Stock Exchange, Inc., of which H&Q LLC is a member. H&Q LLC has elected to compute its net capital requirement under the "alternative" method, which requires minimum net capital to be the greater of $1,000,000 or two percent of aggregate debit balances arising from customers' transactions, as defined. The Rule also provides that equity capital may not be withdrawn or cash distributions paid if the resulting net capital would be less than the amounts required under the Rule. Accordingly, the payment of distributions and advances to H&Q by H&Q LLC is limited to excess net capital under the most restrictive of these requirements. At September 30, 1996 and 1997, H&Q LLC's regulatory net capital of $49,975,660 and $67,030,028, respectively, was 22 percent and 27 percent, respectively, of aggregate debit items and its net capital in excess of the minimum required was $45,489,559 and $62,087,429, respectively.

    RvR Securities and H&Q EM are subject to net capital requirements of their respective regulatory agencies. At September 30, 1996 and 1997 the Company and its subsidiaries were in compliance with all applicable regulatory capital adequacy requirements.

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

15.  COMMITMENTS AND CONTINGENCIES:

    Aggregate annual rentals for office space under noncancelable operating leases are as follows:

          1998....................................  $   6,597,097
          1999....................................      3,636,713
          2000....................................      2,091,071
          2001....................................      2,128,775
          2002....................................      2,132,774
          Thereafter..............................      7,749,445
                                                    -------------
                                                    $  24,335,875
                                                    -------------
                                                    -------------

    Certain of these leases have escalation clauses. Rental expense, net of sublease income, charged to occupancy and equipment expense for the years ended September 30, 1995, 1996 and 1997, was $4,297,622, $4,716,591 and $6,427,289,
respectively.

    Lewco conducts a stock borrow/stock lending business. On behalf of Lewco, the Company has agreed to guarantee its proportional share of secured loans resulting from this business. The Company's contingent liability relating to its net unsecured position under this indemnity agreement was $5,184,326 and $7,375,203 at September 30, 1996 and 1997, respectively. Also, in connection with H&Q LLC's option trading activities, the Company has issued a letter of credit totaling $5,500,000 at September 30, 1997 benefiting the Options Clearing Corporation.

    The Company has other contingent liabilities, including contractual commitments arising in the normal course of business, the resolution of which, in management's opinion, will not have an adverse effect on the Company's financial position.

    As is the case with many firms in the securities industry, the Company is a defendant or co-defendant in a number of actions. These civil actions and arbitrations have arisen in the normal course of the Company's business and are incidental to its activities as a broker-dealer in securities, as an underwriter, as a corporate financial advisor and as an employer. The Company is also involved, from time to time, in proceedings with, and investigations by, governmental agencies and self regulatory organizations. Some of the actions have been brought on behalf of various classes of claimants and seek damages of material or indeterminate amounts. Most of the Company's current proceedings relate to public underwritings of securities in which H&Q LLC participated as a manager, co-manager or member of the underwriting syndicate. These cases involve claims under federal and state securities laws and seek compensatory and other monetary damages. It is possible that H&Q and/or H&Q LLC may be called upon as a member of a class of defendants or under the terms of the underwriting, indemnification or other agreements to contribute to settlements or judgments arising out of these cases. The Company is contesting the complaints in all cases and believes that there are meritorious defenses in each of these lawsuits. Although the ultimate outcome of the Company's litigation cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these actions and others will not have a material adverse effect on the Company's financial statements taken as a whole.

    H&Q has indemnified certain of its officers, directors and agents, and certain of its affiliates, as permitted under applicable state law. Under these provisions, H&Q itself is and will be subject to indemnification assertions by officers, directors, agents or certain of its affiliates who are or may become

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

15. COMMITMENTS AND CONTINGENCIES: (CONTINUED) defendants in litigation that may result in the normal course of business. Although the ultimate outcome of indemnification assertions outstanding as of September 30, 1997, cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these assertions will not have a material adverse effect on the Company's financial statements taken as a whole.

16.  FINANCIAL INSTRUMENTS WITH MARKET RISK AND CONCENTRATIONS OF CREDIT RISK:

    In the normal course of business, H&Q LLC enters into various financial transactions with market risk in connection with its proprietary trading activities. These transactions primarily include purchases and sales of index and equity options. H&Q LLC records its options at market value. H&Q LLC's options are primarily executed to minimize its market risk exposure of its underlying trading positions as well as to benefit from changing market conditions. All options transacted by H&Q LLC are exchange-traded in organized markets and have terms of less than one year. H&Q LLC's exposure to market risk is determined by a number of factors, including the size, composition and diversification of positions held and market volatility. Management actively monitors its market risk exposure by reviewing the effectiveness of hedging strategies and setting market risk limits. H&Q LLC's exposure to market risk is immaterial.

    In the normal course of business, H&Q LLC's customer and correspondent clearance activities involve the execution, settlement and financing of various customer securities transactions. These activities may expose H&Q LLC to off-balance-sheet credit risk in the event that the customer is unable to fulfill its contracted obligations. H&Q LLC's customer securities activities are transacted on either a cash or margin basis. In margin transactions, H&Q LLC extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. H&Q LLC monitors collateral and required margin levels daily and, pursuant to such guidelines, requests customers to deposit additional collateral or reduce securities positions when necessary. H&Q LLC is also exposed to credit risk when its margin accounts or a margin account is collateralized by a concentration of a particular security and when that security decreases in value.

    In addition, H&Q LLC executes and clears customer short-sale transactions. Such transactions may expose H&Q LLC to off-balance-sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers may incur. In the event that the customer fails to satisfy its obligations, H&Q LLC may be required to purchase financial instruments at prevailing market prices in order to fulfill the customer's obligations.

    In accordance with industry practice, H&Q LLC records customer transactions on a settlement-date basis, which is generally three business days after trade date. H&Q LLC is therefore exposed to risk of loss on these transactions in the event of the customers' or brokers' inability to meet the terms of their contracts, in which case H&Q LLC may have to purchase or sell financial instruments at prevailing market prices. Settlement of these transactions is not expected to have a material effect on H&Q LLC's balance sheet.

    As a securities broker-dealer, H&Q LLC provides services to diverse groups of corporations and institutional and individual investors. A substantial portion of H&Q LLC's transactions is executed with and on behalf of institutional investors, including other broker-dealers, commercial banks, insurance

                            HAMBRECHT & QUIST GROUP

                               SEPTEMBER 30, 1997

16.  FINANCIAL INSTRUMENTS WITH MARKET RISK AND CONCENTRATIONS OF CREDIT RISK:
     (CONTINUED)
companies, pension plans, mutual funds and other financial institutions. H&Q LLC's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets.

    As of September 30, 1997, the Company did not have significant concentrations of credit risk with any single counterparty or with any single security.

17.  INDUSTRY SEGMENT AND GEOGRAPHIC AREA DATA:

    The Company is primarily engaged in a single line of business as a securities firm, which comprises several types of services, such as principal and agency transactions, underwriting and investment banking and long-term equity investing. These activities constitute a single business segment.

    The assets and revenues related to the Company's foreign operations are not significant.

18.  QUARTERLY DATA (UNAUDITED):

    The following table sets forth selected highlights for each of the fiscal quarters during the years ended September 30, 1996 and 1997 (dollars in thousands, except per share data):

                                                     INCOME            EARNINGS   PRO FORMA   PRO FORMA
                                                     BEFORE              PER         NET      EARNINGS
                                           TOTAL     INCOME     NET     SHARE      INCOME     PER SHARE
                                          REVENUES   TAXES    INCOME     (1)         (2)       (1)(2)
                                          --------  --------  -------  --------   ---------   ---------
1996:
  First quarter.........................  $108,414  $ 40,302  $26,622              $22,569      $1.11
  Second quarter........................    97,528    31,631   20,960               17,713      $0.86
  Third quarter.........................   108,654    34,585   22,444               19,368      $0.94
  Fourth quarter........................    78,106    20,549   18,575               11,508      $0.47
                                          --------  --------  -------             ---------
    Total year..........................  $392,702  $127,067  $88,601              $71,158      $3.27
                                          --------  --------  -------             ---------
                                          --------  --------  -------             ---------
1997:
  First quarter.........................  $ 94,900  $ 28,145  $15,761   $0.62
  Second quarter........................    74,653    13,373    7,489   $0.29
  Third quarter.........................    82,299    18,239   10,214   $0.40
  Fourth quarter........................    94,380    17,340    9,710   $0.37
                                          --------  --------  -------
    Total year..........................  $346,232  $ 77,097  $43,174   $1.68
                                          --------  --------  -------
                                          --------  --------  -------

------------------------

(1) The sum of the quarters' pro forma earnings per share and earnings per share do not always equal the total year amounts due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.

(2) Pro forma net income and pro forma earnings per share include taxes on LP earnings as if LP's earnings were subject to taxes at an effective tax rate of 44 percent (see Note 2).