Form 10-K405, Exhibit 13
period 1998-09-30
HAMBRECHT & QUIST GROUP
filed 1998-12-22
CIK 1017267

SELECTED CONSOLIDATED FINANCIAL INFORMATION
     (IN THOUSANDS, EXCEPT PER SHARE, OUTSTANDING SHARES AND OPERATING DATA)


                                                        FISCAL YEARS ENDED SEPTEMBER 30,
                                             ----------------------------------------------------
                                               1994        1995      1996       1997       1998
                                             ----------  ---------  -------   --------   --------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues
     Principal transactions ..............   $ 37,255   $ 54,653   $103,889   $122,817   $105,861
     Commissions .........................     13,398     23,375     34,421     38,707     49,725
     Investment banking ..................     29,234     70,360    154,272     90,471     91,332
     Corporate finance fees ..............     18,561     20,709     37,962     54,237     75,080
     Interest and dividends ..............      2,952      3,974     14,707     22,629     27,236
     Net investment gains ................     10,270     33,852     24,434        229      2,415
     Other ...............................      7,660     13,916     23,017     17,142     21,476
                                              -------    -------    -------    -------    -------
     Total revenues ......................    119,330    220,839    392,702    346,232    373,125
                                              -------    -------    -------    -------    -------
  Expenses
     Compensation and benefits ...........     60,175    105,370    198,613    178,873    187,065
     Brokerage and clearance .............      7,367     10,441     13,629     17,258     23,064
     Occupancy and equipment .............      6,679      7,803     10,677     17,183     21,514
     Communications ......................      6,244      7,394      9,614     14,762     15,353
     Interest ............................        987      2,083      4,314      4,454      3,628
     Other ...............................     11,841     15,849     28,788     36,605     51,957
     Total expenses ......................     93,293    148,940    265,635    269,135    302,581

     Income before income tax provision ..     26,037     71,899    127,067     77,097     70,544
Income tax provision .....................     10,119     22,461     38,466     33,923     30,333
                                              -------     -------   --------   --------    ------
Net income ...............................    $15,918    $ 49,438   $ 88,601   $ 43,174  $ 40,211
                                              =======     =======   ========   ========    ======
Earnings per share
      Basic ..............................                                    $   1.83   $   1.64
      Diluted ............................                                    $   1.68   $   1.51

Weighted average shares
       Basic .............................                                    23,569,306  24,551,064
       Diluted ...........................                                    25,682,887  26,613,541

PRO FORMA INFORMATION:
  Net income before income
   tax adjustment .........................                        $   88,601
  Income tax adjustment(1) ................                           (17,443)
                                                                   -----------
  Pro forma net income.....................                        $   71,158
                                                                   ===========
  Pro forma earnings per share(2)
       Basic ..............................                        $     3.60
       Diluted.............................                        $     3.27

  Pro forma weighted average shares
     Basic.................................                        19,752,726
     Diluted...............................                        21,734,143

CONSOLIDATED BALANCE SHEET DATA:
  Total assets .............................. $155,160   $319,630   $537,917   $678,937    $606,668
  Debt obligations ..........................   12,684     13,771      8,365      2,700           0
  Stockholders' equity
   and partners' capital ....................   63,591    105,462    226,711    297,378     336,756
  Book value per common share
   outstanding(3) ........................... $   4.43   $   6.31   $   9.99   $  12.51    $  14.28

OPERATING DATA:
  Total employees(4) ........................      426        498        685        823         845
  Return on average stockholders' equity
   and partners' capital ....................       28%         5%        60%        16%         13%
  Compensation and benefits expense as
   a percentage of total revenues ...........       50%         4%        51%        52%         50%

  Non-compensation and benefits expense as a
  percentage of total revenues ..............       28%         1%        16%        26%         31%


----------------------
(1) Includes taxes on LP's earnings as if LP's earnings were subject to an effective tax rate of 44 percent.

(2) Pro forma earnings per common share are determined by dividing pro forma net income by the weighted average number of common shares, including common share equivalents, outstanding during the year. Pro forma earnings per common share are not shown prior to 1996 because the amounts would not be meaningful.

(3) Includes equivalent shares related to LP units outstanding at September 30, 1994 and 1995. Shown at end of period.

(4) Shown at end of period.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     THE STATEMENTS IN THIS ANNUAL REPORT THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCE ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE RELATING TO THE COMPANY'S PRINCIPAL INVESTMENT ACTIVITIES, ITS PLANS TO ADDRESS THE YEAR 2000 ISSUE, ITS CURRENT EQUITY CAPITAL LEVELS AND ITS MARKET RISKS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY DUE TO A VARIETY OF IMPORTANT FACTORS. THESE FACTORS INVOLVE RISKS AND UNCERTAINTIES RELATING TO, AMONG OTHER THINGS, GENERAL ECONOMIC AND MARKET CONDITIONS, COMPETITIVE CONDITIONS WITHIN THE SECURITIES INDUSTRY, CHANGES IN INTEREST RATES, STOCK MARKET PRICES AND MUTUAL FUND CASH INFLOWS OR OUTFLOWS, CHANGES IN THE TECHNOLOGY AND HEALTHCARE INDUSTRIES AND OTHER INDUSTRIES IN WHICH THE COMPANY IS ACTIVE, CHANGES IN DEMAND FOR INVESTMENT BANKING AND SECURITIES BROKER SERVICES, THE COMPANY'S ABILITY TO RECRUIT AND RETAIN KEY EMPLOYEES, CHANGES IN SECURITIES AND BANKING LAWS AND REGULATIONS, TRADING AND PRINCIPAL INVESTMENT ACTIVITIES, LITIGATION AND OTHER FACTORS DISCUSSED BELOW IN "OVERVIEW." THE COMPANY'S ANNUAL REPORT ON FORM 10-K (THE "FORM 10-K") FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CONTAINS ADDITIONAL INFORMATION ABOUT THESE AND OTHER RISKS AND UNCERTAINTIES.

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

     The Company's business depends to a substantial extent on the overall securities market and the sectors of the securities market represented by companies in the technology and healthcare industries. The securities market is affected by general economic and market conditions, including fluctuations in interest rates, the volume of securities trading, price levels of securities and the flow of investor funds into and out of equity mutual funds, and by factors that apply to particular industries, such as technological advances and changes in the regulatory environment. Substantial fluctuations can occur and have occurred in the Company's operating results and in the component sources of the Company's revenues due to these and other factors. In periods of reduced market activity, profitability has been and is likely to be adversely affected. Accordingly, net earnings for any period should not be considered representative of any other period.

     For example, the Company's record results of operations for fiscal 1996 were achieved during consistently favorable economic and market conditions for equity offerings by companies in the industries and of the size on which the Company focuses. By contrast, during the Company's second and third fiscal quarters of 1997 and the fourth quarter of fiscal 1998, the economic and market conditions were not as favorable for such equity offerings, particularly for equity offerings of emerging growth technology companies. During fiscal 1996, 1997 and 1998, the Company managed or co-managed 134, 94 and 88 public offerings, respectively. The fourth fiscal quarter of 1998 was one of the slowest periods for public offerings this decade. During the 1997 and 1998 fourth fiscal quarters, the Company managed or co-managed 31 and 13 public offerings, respectively.

EFFECTS OF COMPETITION

     The securities business is intensely competitive. Many of the Company's competitors have greater capital, financial and other resources than the
Company. During 1997 and 1998, the securities business has experienced consolidation, including the acquisition of certain of the Company's competitors by large commercial banks, providing competitors of the Company with increased financial and other resources. In addition, competition for key personnel persists. The Company has experienced losses of research, investment banking, venture capital and sales and trading professionals from time to time and there can be no assurance that losses of key personnel due to competition or other factors will not occur in the future.

EFFECTS OF COMPANY FACTORS AND GROWTH STRATEGIES

     Over the past several years, the Company has experienced significant growth in its business activities and the number of its employees. The scope of the Company's business activities has increased to include new business activities, increased emphasis on building existing operations and a significantly higher level of principal investment activities, as more fully described below in "Overview - Effects of Principal Investment Activities." The number of employees has increased significantly from both the increased scope of business activities and the growth of existing operations. Average employee headcount was 841 in fiscal 1998 compared to 759 in fiscal 1997. This employee growth has increased fixed expenses associated with compensation and benefits costs, occupancy and equipment costs and communications costs. Any failure to effectively manage the Company's growth through the investment in management personnel, financial and management systems and controls, and facilities could have an adverse effect on the Company's operations.

EFFECTS OF INVESTMENT BANKING AND OTHER CORPORATE FINANCE ACTIVITIES

     Two significant components of the Company's revenues are investment banking fees earned from underwriting activities and corporate finance fees earned from merger and acquisition and other advisory services provided to companies in H&Q's areas of industry focus. The number of such available underwriting or advisory transactions is affected by many factors including, but not limited to, the conditions impacting the securities market (see "Overview - Effects of Market Conditions") and the Company's ability to successfully compete for available underwriting and advisory assignments (see "Overview - Effects of Competition"). The Company's level of underwriting and corporate finance fee revenues earned is affected by both the number and size of transactions completed. Substantial fluctuations can occur and have occurred in the amount of such fees earned from quarter to quarter and from year to year. Accordingly, fees earned for any period should not be considered representative of any other period. In periods of reduced investment banking and other corporate finance activity, profitability has been and is likely to be adversely affected.

EFFECTS OF PRINCIPAL INVESTMENT ACTIVITIES

     The Company makes principal investments for strategic purposes and financial returns. As part of the Company's principal investment activities, it purchases equity and debt securities or makes commitments to purchase such securities from public and private companies. Such investments may involve substantial amounts of capital and significant exposure to any one company or business, as well as to market, credit and liquidity risks. The Company purchased $87.4 million and $65.7 million in principal investments during 1997 and 1998, respectively. Included in the 1998 purchases is a $26.9 million investment in the common stock of World Access Inc. acquired by the Company in a private transaction. The World Access, Inc. ("WAXS") position at September 30, 1998 was partially hedged through a series of options transactions. The Company expects to continue its principal investment activities in subsequent quarters through direct investments in public and private companies, investments in funds managed by the Company or by investment management entities in which the Company has an interest, investments in other special situation funds managed by outside fund managers and investments in joint ventures. However, there can be no assurance that the level and quality of potential investment opportunities made available to the Company will be sufficient to support such historical levels of principal investing or that any future or historical investments will achieve a level of financial performance consistent with the Company's objectives.

     The Company accounts for its marketable investments in public companies at prevailing market prices, less discounts for illiquid or restricted holdings. The Company accounts for its nonmarketable investments in private companies at estimated fair value as determined by management of the Company. Such marketable and nonmarketable investments are presented in the Company's balance sheets as long-term investments. At September 30, 1997 and September 30, 1998, the Company's long-term investments totaled $117.2 million and $129.6 million, respectively. Net investment gains are included in the Company's statement of operations and include net realized gains and losses and the net change in unrealized gains and losses for the period. For 1996, 1997 and 1998, the Company recorded net investment gains of $24.4 million, $229,000 and $2.4 million, respectively.

     Principal investing activities, which have been from time to time a significant contributor to the Company's revenues and earnings, are not predictable and do not necessarily correlate with general market conditions. These results, which in any reporting period may be influenced by a limited number of investments and transactions, can vary widely from year to year and quarter to quarter.

MATTERS RELATED TO THE YEAR 2000

     To the fullest extent permitted by law, the following year 2000 discussion is a "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Disclosure Act.

     The Company utilizes software and related information technologies that will be affected by the date change in the year 2000. The year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. When the century date change occurs, certain date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may result in a systems failure or cause systems to process critical financial and operational information incorrectly. Additionally, the Company relies on certain noninformation technology systems such as communications and building operations systems that could also be affected by the date change. The failure of these noninformation technology systems could interrupt or shutdown business operations for some period of time.

     Based on ongoing assessments and testing, the Company has determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Company has also determined that Lewco, its clearing broker, will be required to modify or replace significant portions of the software used by Lewco in connection with processing Company and customer trading activity and maintaining Company and customer information. The Company anticipates that its most significant exposure to the year 2000 issue is through the clearing activities performed for it by Lewco. While the Company holds an ownership position in Lewco and will be responsible for a percentage of the costs incurred by Lewco to address the issue, the Company does not control the management of the year 2000 problem by Lewco and is dependent on Lewco's ability to correctly disclose its year 2000 compliance progress to the Company and to adequately address the issue. The Company presently believes that with modifications to existing software and conversions to new software by both it and Lewco, the adverse effects of the year 2000 issue can be mitigated. However, if such modifications and conversions are not made, or are not completed in a timely manner, the year 2000 issue could have a material impact on the operations, liquidity and financial condition of the Company, could lead to enforcement actions by regulatory agencies and could expose it to third party liability.

     The Company has engaged an independent consulting firm to assist in impact analysis, solution design and project planning; however, the Company retains all responsibility for its year 2000 issues, plans and compliance efforts. The year 2000 plan followed by the Company contains four phases: phase one is the identification and prioritization of all in-house and third party information technology and noninformation technology systems; phase two is the diagnostic testing of all critical information technology and noninformation technology systems for year 2000 compliance; phase three is the implementation of solutions, including all necessary repair work, modifications, and replacements to system software and hardware; and phase four is the execution of the contingency plan created during phases one through three for those areas where repair work fails. The Company substantially completed phase one in December 1998. The Company expects to complete phases two and three by March and June 1999, respectively, leaving six months to execute the contingency plan actions described in phase four.

     The total cost associated with the Company's year 2000 plan is not expected to be material to the Company's financial position. For all phases, the Company has budgeted an incremental $2.0 million for programming changes and testing of internally developed systems and software licensed from third parties. Most of the $2.0 million budgeted will be incurred and expensed in the Company's 1999 fiscal year beginning October 1, 1998. None of the Company's other information technology projects have been delayed due to the implementation of its year 2000 plan.

     With respect to Lewco's efforts, the Company does not expect to devote material amounts of its labor resources, but does expect to incur certain expenses as a result of its ownership interest in Lewco. To date, the Company's portion of expenses incurred is approximately $1.4 million. The Company's remaining portion of the expenses incurred to address this issue as budgeted by Lewco is expected to be approximately $700,000 in fiscal 1999 which amount will be funded through operating cash flows.

     The estimated costs of and time frames related to these projects are based on estimates of the Company's and Lewco's management and there can be no assurance that actual costs will not differ materially from the current expectations or that the proposed time frames can be maintained. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer code, timely responses to and corrections by third parties, the ability to formulate and implement contingency plans, if required, and similar uncertainties.

     In addition to Lewco, the Company relies on various third party systems or services to conduct its business, including Nasdaq, Inc., New York Stock Exchange, Inc. and regional and national telecommunications and market data services providers. The failure of any of these entities to satisfactorily address the year 2000 issue could have a material adverse effect on the Company's operations, liquidity and financial condition. The Company is presently monitoring the progress of these and other entities' year 2000 compliance.

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

--------
(1) Refer to Note 1 of Notes to the Consolidated Financial Statements for a detailed description of the Company's organizational structure, including the effects of the restructuring transactions completed in August 1996.

RESULTS OF OPERATIONS

FISCAL YEARS ENDED SEPTEMBER 30, 1998 AND 1997

     REVENUES. Total revenues increased 8% from $346.2 million in 1997 to $373.1 million in 1998.

     Principal transactions revenue decreased 14% from $122.8 million to $105.9 million due primarily to narrower margins in the OTC business.

     Commissions increased 28% from $38.7 million to $49.7 million. This increase was primarily due to an increase in NYSE listed transactions.

     Investment banking revenue increased 1% from $90.5 million to $91.3 million, and decreased as a percentage of revenues from 26% to 24%. The Company managed or co-managed 88 public offerings during 1998, compared to 94 during 1997.

     Corporate finance fees increased 38% from $54.2 million to $75.1 million due primarily to the completion of a higher level of merger and acquisition transactions during 1998.

     Interest and dividend revenue increased 20% from $22.6 million to $27.2 million. The increase related primarily to interest earned on higher average customer margin loans outstanding.

     Net investment gains increased 955% from $229,000 to $2.4 million. For 1997, realized gains of $20.5 million were offset by a change in unrealized loss of $20.3 million. For 1998, realized gains of $18.3 million were offset by a change in unrealized loss of $15.9 million. Net investment gains in 1997 include net investment losses of $18.1 related to investee companies in the airline industry. The Company recorded a realized loss of $9.9 million on its investment in Air South Airlines, Inc. ("Air South"), a regional airline that filed for bankruptcy in August 1997. In 1997 and 1998, the Company recorded unrealized losses of $8.2 million and $2.2 million, respectively, on its investment in another regional airline.

     Other  revenues  increased  25% from $17.1  million to $21.5  million.  The
increase  related  primarily  to  increases  in  accrued  profit   participation
distributions, account transaction fees and gains on sales of assets.

     EXPENSES. Total expenses for the period increased 12% from $269.1 million for 1997 to $303.0 million for 1998.

     Compensation and benefits expense increased 5% from $178.9 million to $187.1 million. The increase was due primarily to higher incentive compensation expenses accrued on higher revenues. Compensation and benefits expense as a percentage of total revenues was 52% and 50%, respectively, for 1997 and 1998.

     Brokerage and clearance expense increased 34% from $17.3 million to $23.1 million. The percentage increase was primarily attributable to higher charges from Lewco, which include H&Q's allocation of year 2000 systems programming changes, and higher floor brokerage charges related to increased commissions.

     Occupancy and equipment expense increased 25% from $17.2 million to $21.5 million as a result of higher rent expense and depreciation expense. Such increased expenses result from the increase in headcount and the related increased office space and computer and telecommunications equipment procurements. Additionally, in April 1998, the Company approved a plan to replace all of its employees' personal computers and related infrastructure. It is anticipated that the new computer equipment will be installed firmwide by early 1999. During the six month period ended September 30, 1998, the Company incurred additional depreciation expense of approximately $1.0 million as a result of a change in remaining useful lives estimated for the existing computers and related infrastructure.

     Communications expense increased 4% from $14.8 million to $15.4 million. This increase was due to increases in telecommunications expenses and quotes and information services expenses resulting from the hiring of additional employees.

     Other expenses increased 42% from $36.6 million to $52.0 million. This increase was due primarily to increased travel and entertainment expenses, losses in error, bad debts and professional services fees. In 1997, the Company recorded a $1.8 million loss related to letters of credit issued to two of Air South's creditors. In 1998, the Company recorded an additional $8.0 million for its settlement costs related to the Nasdaq market-makers antitrust class action litigation. Also in 1998, the Company recorded $3.2 million in bad debt expense related to Guaranty Finance's notes receivable.

     INCOME TAX PROVISION. The Company's effective income tax rate was 44% in 1997 and decreased to 43% in 1998, primarily due to lower statutory state tax rates.

FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1996.

     REVENUES. Total revenues decreased 12% from $392.7 million in 1996 to $346.2 million in 1997.

     Principal transactions revenue increased 18% from $103.9 million to $122.8 million. This increase was due to an increase in Nasdaq market activity and the expansion of the Company's equity sales and trading capabilities.

     Commissions  increased  13%  from  $34.4  million  to $38.7  million.  This
increase  was  primarily   due  to  the   expansion  of  the  Company's   listed
institutional equity business.

     Investment banking revenue decreased 41% from $154.3 million $90.5 million, and decreased as a percentage of revenues from 39% to 26%. The company managed or co-managed 134 public offerings during 1996 compared to 94 during 1997.

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

     Net investment gains decreased 99% from $24.4 million to $229,000. Net investment gains included realized and unrealized gains on the Company's investment in The BISYS Group, Inc. ("BISYS") of $15.1 million for 1996 and $1.5 million for 1997. Net investment gains in 1997 included net investment losses of $18.1 million related to two investee companies in the airline industry. The Company recorded a realized loss of $9.9 million on its investment in Air South. The Company recorded an unrealized loss of $8.2 million on its investment in another regional airline.

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

     Brokerage and clearance expense increased 27% from $13.6 million to $17.3 million. The percentage increase generally corresponded with an increase in principal transactions revenue and agency commissions.

     Occupancy and equipment expense increased 61% from $10.7 million to $17.2 million as a result of increases in depreciation expense related to computer and telecommunications equipment upgrades and procurements for new employees and increases in rent expense for additional office space leased.

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

     INCOME TAX PROVISION. The Company's effective income tax rate was 30.3% in 1996 and increased to 44% in 1997. The Company's effective income tax rate in 1996 was less than the combined federal and state statutory income tax rates because LP was not subject to corporate federal or state income tax. The Company's higher effective tax rate in 1997 resulted from the Restructuring. Subsequent to the Restructuring, all Company income became subject to corporate federal and state income tax. The pro forma income tax adjustment in 1996 was determined assuming that all of the Company's combined operations had been subject to corporate federal and state income tax.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically satisfied its funding needs with its own capital resources, consisting almost entirely of internally generated retained earnings and capital raised from the sale of its common stock to employee stockholders and the public through its initial public offering. As of September 30, 1998, H&Q LLC had liquid assets consisting primarily of cash and cash equivalents of $67.0 million and amounts on deposit with Lewco of $110.0 million. Such amounts on deposit with Lewco are a component of the September 30, 1998 payable to Lewco of $11.4 million. As of September 30, 1998, Guaranty Finance had a bank line of credit of $25.0 million with no balance outstanding. While the Company has not required additional bank financing during the past several years, it has available an additional $20.0 million line of credit with a commercial bank expiring on April 30, 1999. At September 30, 1998, H&Q also had a $26.7 million line of credit with a financial institution collateralized by the Company's investment in WAXS. This line of credit was reduced to $15.9 million in October 1998.

     The Company's consolidated balance sheet reflects the Company's relatively unleveraged financial position. The ratio of assets to equity as of September 30, 1998 was approximately 1.8:1. The Company's assets include receivables from customers and Lewco, securities held for trading purposes, short-term investments and securities held for investment purposes. A substantial portion of the Company's receivables are secured by customer securities or security transactions in the process of settlement. Securities held for trading purposes are actively traded and readily marketable. As of September 30, 1998, securities held for trading purposes include government securities mutual funds totaling $12.2 million. Securities held for investment purposes are for the most part illiquid and are carried at valuations that reflect this lack of liquidity. The Company's stockholders' equity reflects $21.7 million of treasury stock. The Company purchased $25.5 million of treasury stock during its fourth fiscal quarter.

     H&Q LLC, as a broker-dealer, is registered with the SEC and is a member of the NASD and the NYSE, and is subject to the capital requirements of these regulatory entities. H&Q LLC's regulatory net capital has historically exceeded these minimum requirements. As of September 30, 1998, H&Q LLC was required to maintain minimum regulatory net capital in accordance with SEC rules of approximately $4.0 million and had total regulatory net capital of approximately $50.5 million, or approximately $46.5 million in excess of its requirement.

     Hambrecht  &  Quist  Euromarkets,   a  wholly  owned  investment  bank  and
securities broker dealer in France, was in compliance with all applicable regulatory capital adequacy requirements at September 30, 1998.

     The Company believes that its current level of equity capital, combined with funds anticipated to be generated from operations, will be adequate to fund its operations for the foreseeable future.

RISK MANAGEMENT

RISK MANAGEMENT CONTROL STRUCTURE

     The Company has established various policies and procedures for the management of its exposure to operating, principal and credit risks. Operating risk arises out of the daily conduct of the Company's business and relates to the possibility that one or more of the Company's personnel could commit the Company to imprudent business activities or to the possibility of improper processing of transactions. Principal risk relates to the fact that the Company owns a variety of investments which are subject to changes in value and could result in the Company incurring material losses. Credit risk occurs because the Company extends credit to various of its customers in the form of margin and other types of loans.

     Operating risk is monitored by the Company's Risk Management Committee and Commitment Committee. The Risk Management Committee reviews the overall business activities of the Company and makes recommendations for addressing issues which, in the judgment of its members, could result in a material loss to the Company. When transactions are pending, the Commitment Committee meets weekly to evaluate and approve potential investment banking transactions prior to their execution by the Company.

     Principal risk is managed primarily though the daily monitoring of funds committed to the various types of securities owned by the Company and by limiting the exposure to any one investment or type of investment. The two most common categories of securities owned are those related to the daily trading activities of the Company's brokerage and underwriting operations and those which arise out of the Company's principal investing activities. See "Risk Management - Market Risk."

     The Company's credit risk is monitored by its Credit Committee, which includes senior management from its brokerage, operations, financial and legal departments. The committee meets when specific situations arise to review large, concentrated or high profile accounts and to take appropriate actions to limit the Company's exposure to loss on these accounts. Such actions typically consist of setting higher margin requirements for large or concentrated accounts, requiring a reduction in the level of margin debt or, in some cases, requiring the transfer of the account to another broker-dealer.

MARKET RISK

     Hambrecht & Quist's primary market risk exposure is to equity price changes and the resulting impact on the Company's marketable trading and long-term investment portfolios. The Company has limited market risk exposure to changes in interest rates related to its short-term investment portfolio. The Company does not have material assets and liabilities denominated in foreign currencies and therefore, foreign currency risk is not material.

     Equity price risk is inherent in the Company's securities holdings. The two categories of securities owned are those related to the daily trading activities of the Company's brokerage and underwriting operations and those which arise out of the Company's long-term principal investing activities. Equity price risk is managed primarily though the daily monitoring of funds committed to the various types of securities owned by the Company and by limiting the exposure to any one investment or type of investment.

     The Company attempts to limit its exposure to market risk on securities held as a result of its daily trading activities by limiting its intraday and overnight inventory of trading securities to that needed to provide the appropriate level of liquidity in the securities for which it is a market maker. Security inventory positions are balanced and marked to market daily. At September 30, 1998, the fair value of the Company's trading securities was $31.7 million in long positions and $18.1 million in short positions. The net potential loss in fair value at September 30, 1998, using a 10% hypothetical decline in prices, is estimated to be approximately $1.4 million. Occasionally, the Company enters into exchange-traded option contracts to hedge against potential losses in inventory positions, thus reducing the potential loss exposure. Such options are marked to market and are included in the Company's marketable trading securities portfolio.

     The Company's primary method of limiting market risk on securities positions held in the Company's long-term investment portfolio is to liquidate positions when they become freely tradable. The Company's long-term investment portfolio consists primarily of marketable and nonmarketable equity ownerships in numerous portfolio companies. Many of the marketable securities owned by the Company result from the public registration by the portfolio company of previously private, nonmarketable shares. In these cases, the Company is nearly always subject to trading restrictions that prevent the Company from disposing of the security until all such restrictions expire. Additionally, the extent of the Company's ownership or the nature of its relationship to the investee company may impose additional trading restrictions on the Company's investment. Based on individual securities reviews, the Company may elect to hold freely tradable marketable security positions for a period after the restrictions have lapsed. In some cases, such positions are monitored daily. At September 30, 1998, the fair value of the Company's marketable investment securities was $53.9 million. The net potential loss in fair value, using a 10% hypothetical decline in prices, is estimated to be approximately $5.4 million. In the case of larger holdings of marketable investment securities, such as the Company's investment in WAXS, the Company may enter into various hedge contracts such as options to reduce the Company's potential loss exposure. The effects of such hedge contracts are included in the Company's valuation of the hedged security.

     The Company has consistently applied the above risk management methods during the past fiscal year and expects to maintain the same methodologies and procedures in future reporting periods.

     The effects of equity price risk on the Company's long-term investment portfolio was evident in the recent volatile equity markets. General equity price declines and declines specific to industries in which the Company focuses resulted in the Company recording net unrealized losses on its long-term investment portfolio of $8.9 million in the Company's 1998 fourth fiscal quarter. See "Overview - Effects of Market Conditions."

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and
Stockholders of Hambrecht & Quist Group:

     We have audited the accompanying consolidated balance sheets of Hambrecht & Quist Group (a Delaware corporation) and Subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and partners' capital and cash flows for the years ended September 30, 1996, 1997 and 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hambrecht & Quist Group and Subsidiaries as of September 30, 1997 and 1998, and the results of their operations and their cash flows for the years ended September 30, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 7 to the consolidated financial statements, long-term investments include nonmarketable investments amounting to $65,514,883 and $75,772,183 (22 and 23 percent of total stockholders' equity) as of September 30, 1997 and 1998, respectively, which have been valued at fair value as determined by management. We have reviewed the procedures applied by management in valuing such investments and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, management's estimate of fair values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.

                                                          ARTHUR ANDERSEN LLP


San Francisco, California,
November 13, 1998

                             HAMBRECHT & QUIST GROUP
                           CONSOLIDATED BALANCE SHEETS
                        AS OF SEPTEMBER 30, 1997 AND 1998

                                                                                            1997             1998
                                                                                        ------------    -------------

Cash and cash equivalents ..........................................................   $  42,637,732    $  66,959,567
Receivables:
  Customers (net of allowance of $1,050,000 and $1,175,000, respectively) ..........     183,796,833      215,657,363
  Lewco Securities Corp. ...........................................................     157,570,375             --
  Syndicate managers ...............................................................      15,494,668       11,013,798
  Related parties ..................................................................      17,397,164       17,632,094
  Notes (net of allowance of $998,573 and $4,341,348, respectively) ................      17,490,727       13,554,957
  Income taxes .....................................................................         531,955        4,032,103
  Other ............................................................................      14,194,982       20,486,412
Marketable trading securities, at market value .....................................      32,617,567       31,677,092
Long-term investments, at estimated fair value .....................................     117,199,728      129,622,466
Deferred income taxes ..............................................................      56,734,654       75,813,545
Furniture, equipment and leasehold improvements, net of accumulated depreciation and
  amortization .....................................................................      18,782,846       16,962,409
Other assets .......................................................................       4,487,399        3,256,553
                                                                                       -------------    -------------
          Total assets .............................................................   $ 678,936,630    $ 606,668,359
                                                                                       =============    =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Payables:
  Customers ........................................................................   $ 186,445,656    $  83,221,535
  Compensation and benefits ........................................................     118,967,915      123,933,699
  Lewco Securities Corp. ...........................................................            --         11,396,221
  Syndicate settlements ............................................................      21,355,653        4,442,449
  Income taxes payable .............................................................       6,563,552             --
  Trade accounts payable ...........................................................       2,829,377        2,897,223
  Accrued expenses and other .......................................................      30,926,355       25,898,187
Securities sold, not yet purchased, at market value ................................      11,770,127       18,122,784
Debt obligations ...................................................................       2,700,000             --
                                                                                       -------------    -------------
          Total liabilities ........................................................     381,558,635      269,912,098
                                                                                       -------------    -------------

Commitments and contingencies

Stockholders' equity:
  Common stock (par value $0.01 and 100,000,000 shares authorized, 23,790,337 and
    24,561,944 issued, respectively) ...............................................         237,903          245,619
  Additional paid-in capital .......................................................     136,271,533      157,217,641
  Stock notes receivable from employees ............................................      (5,620,260)      (3,079,872)
  Retained earnings ................................................................     167,230,812      207,441,350
  Unrealized losses on investments available for sale, net .........................        (303,117)      (3,258,584)
  Cumulative translation loss ......................................................            --           (144,671)
  Treasury stock, at cost (21,615 and 978,802 shares, respectively) ................        (438,876)     (21,665,222)
                                                                                       -------------    -------------
          Total stockholders' equity ...............................................     297,377,995      336,756,261
                                                                                       -------------    -------------

          Total liabilities and stockholders' equity ...............................   $ 678,936,630    $ 606,668,359
                                                                                       =============    =============

        The accompanying notes are an integral part of these statements.

                             HAMBRECHT & QUIST GROUP
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997, AND 1998


                                             1996            1997           1998
                                          ------------   ------------   ------------
REVENUES:
  Principal transactions .............   $103,889,312   $122,816,953   $105,860,709
  Commissions ........................     34,420,431     38,706,851     49,725,475
  Investment banking .................    154,271,774     90,470,621     91,332,041
  Corporate finance fees .............     37,962,437     54,237,209     75,080,234
  Interest and dividends .............     14,707,327     22,629,092     27,235,663
  Net investment gains ...............     24,434,401        228,979      2,414,790
  Other ..............................     23,016,922     17,142,186     21,475,868
                                         ------------   ------------   ------------

    Total revenues ...................    392,702,604    346,231,891    373,124,780
                                         ------------   ------------   ------------

EXPENSES:
  Compensation and benefits ..........    198,613,070    178,872,709    187,065,268
  Brokerage and clearance ............     13,628,832     17,258,305     23,064,046
  Occupancy and equipment ............     10,677,161     17,183,241     21,513,669
  Communications .....................      9,614,368     14,762,047     15,352,793
  Interest ...........................      4,314,085      4,453,983      3,628,473
  Other ..............................     28,787,669     36,604,823     51,956,513
                                         ------------   ------------   ------------

    Total expenses ...................    265,635,185    269,135,108    302,580,762
                                         ------------   ------------   ------------
    Income before income tax provision    127,067,419     77,096,783     70,544,018
INCOME TAX PROVISION .................     38,466,246     33,922,585     30,333,480
                                         ============   ============   ============
    Net income .......................   $ 88,601,173   $ 43,174,198   $ 40,210,538
                                         ============   ============   ============

EARNINGS PER SHARE:
  Basic................................                 $       1.83   $       1.64
  Diluted..............................                 $       1.68   $       1.51

WEIGHTED AVERAGE SHARES:
  Basic................................                   23,569,306     24,551,064
  Diluted..............................                   25,682,887     26,613,541

PRO FORMA INFORMATION (UNAUDITED):
Net income before income tax adjustment..  $  88,601,173
Income tax adjustment....................    (17,443,418)
                                              -----------
  Pro forma net income...................  $  71,157,755
                                              ==========

Pro forma earnings per share:
  Basic..................................  $        3.60
  Diluted................................  $        3.27

Pro forma weighted average shares:
  Basic..................................     19,752,126
  Diluted................................     21,734,143



        The accompanying notes are an integral part of these statements.

               HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

              FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


                                                                            Hambrecht & Quist Group
                                              ----------------------------------------------------------------------------------

                                                    Number                       Additional         Stock
                                                  of Common         Common       Paid - in          Notes             Retained
                                                   Shares           Stock         Capital         Receivable          Earnings
                                               --------------   -------------   -------------   --------------     ------------

BALANCE, SEPTEMBER 30, 1995 ................      14,609,188    $  25,412,585                   $(7,659,714)      $  72,205,112
  Sales of common stock or partners' capital
    additions ..............................       2,080,348       11,994,895                    (7,831,585)              --
  Reductions of stock and capital notes ....            --               --                       8,981,733               --
  Repurchases of common stock or partners'
    capital withdrawals ....................        (608,368)      (2,201,212)                          --           (1,409,601)
  Distribution of LP interest to Group Trust            --               --                             --            4,493,971
  Transfer of LP notes receivable to H&Q ...            --               --                       (8,227,753)             --
  Net income through August 7, 1996 ........            --               --                             --           33,688,550
  Partners' capital distributions payable ..            --               --                             --                --
  Partners' capital distributions ..........            --               --                             --                --
  Change in net unrealized gains ...........            --               --                             --                --
                                                  ----------      -----------      -----------   ------------      ------------
 Balance, August 7, 1996 ..................      16,081,168       35,206,268                     (14,737,319)       108,978,032
  Distribution of cash and securities to LP
    Trust ..................................            --               --               --             --               --
  Merger between H&Q and LP. ...............       2,587,762      (35,019,579)      56,366,873           --               --
  Purchase of additional interest in .......
   Guaranty Finance ........................            --               --               --             --               --
                                                  ----------      -----------      -----------    ------------      -----------
  Balance, August 8, 1996 ..................      18,668,930          186,689       56,366,873    (14,737,319)      108,978,032
  Sale of common stock in initial public
   offering plus net underwriting revenue of
   $425,000 ................................       4,025,000           40,250       60,276,750           --               --
  Reductions of stock notes ................            --               --               --        1,186,816             --
  Net income from August 8 to September 30,
   1996 ....................................            --               --               --             --          15,078,582
  Change in net unrealized losses ..........            --               --               --             --               --

                                                  ----------      -----------      -----------    ------------      -----------
BALANCE, SEPTEMBER 30, 1996 ................      22,693,930          226,939      116,643,623    (13,550,503)      124,056,614
  Sales of common stock ....................       1,134,244           11,342       20,083,292       (289,035)            --
  Forfeitures of common stock ..............         (37,837)            (378)        (455,382)          --               --
  Reductions of stock notes ................            --               --               --        8,209,370             --
  Net income ...............................            --               --               --             --          43,174,198
  Change in net unrealized losses ..........            --               --               --             --               --
  Purchases of treasury stock (21,615
   shares) .................................            --               --               --            9,908             --
                                                  ----------      -----------      -----------    ------------      -----------
BALANCE, SEPTEMBER 30, 1997 ................      23,790,337          237,903      136,271,533     (5,620,260)      167,230,812
  Sales of common stock ....................         894,316            8,943       25,297,557           --              --
  Forfeitures of common stock ..............        (122,709)          (1,227)      (2,422,351)          --              --
  Reductions of stock notes ................            --               --               --        2,540,388            --
  Net income ...............................            --               --               --             --          40,210,538
  Change in net unrealized losses ..........            --               --               --             --              --
  Change in translation loss ...............            --               --               --             --              --
  Purchases of treasury stock (1,115,000
    shares), net of issuances (157,813
    shares) ................................            --               --         (1,929,098)          --              --
                                                  ----------      -----------      -----------    -----------     ------------
BALANCE, SEPTEMBER 30, 1998 .................     24,561,944      $   245,619     $157,217,641    $(3,079,872)     $207,441,350
                                                  ==========      ===========     ============    ===========      ============

                                                                   Hambrecht & Quist Group
                                               --------------------------------------------------------------

                                                                  Cumulative
                                                  Unrealized     Translation      Treasury          Subtotal
                                                  Losses, Net        Loss       Stock, at cost     H&Q Group
                                               ---------------  --------------  ---------------   -----------

BALANCE, SEPTEMBER 30, 1995 ................                                                      $89,957,983
  Sales of common stock or partners' capital
    additions ..............................                                                        4,163,310
  Reductions of stock and capital notes ....                                                        8,981,733
  Repurchases of common stock or partners'
   capital withdrawals ....................                                                        (3,610,813)
  Distribution of LP interest to Group Trust                                                        4,493,971
  Transfer of LP notes receivable to H&Q ...                                                       (8,227,753)
  Net income through August 7, 1996 ........                                                       33,688,550
  Partners' capital distributions payable ..                                                              --
  Partners' capital distributions ..........                                                              --
  Change in net unrealized gains ...........                                                              --
                                               -------------    -------------    -------------    -----------
  Balance, August 7, 1996 ..................                                                      129,446,981
  Distribution of cash and securities to LP
  Trust ....................................                                                              --
  Merger between H&Q and LP. ...............       (557,280)                                       20,790,014
  Purchase of additional interest in
   Guaranty Finance.................. ......       (136,410)                                         (136,410)
                                               -------------    -------------    -------------    -----------
  Balance, August 8, 1996 ..................       (693,690)                                      150,100,585
  Sale of common stock in initial public
   offering plus net underwriting revenue of
   $425,000 ................................            --                                         60,317,000
  Reductions of stock notes ................            --                                          1,186,816
  Net income from August 8 to September 30,
   1996 ....................................            --                                         15,078,582
  Change in net unrealized losses ..........         28,466                                            28,466
                                               -------------    -------------    -------------    -----------

BALANCE, SEPTEMBER 30, 1996 ................       (665,224)                                      226,711,449
  Sales of common stock ....................            --                                         19,805,599
  Forfeitures of common stock ..............            --                                           (455,760)
  Reductions of stock notes ................            --                                          8,209,370
  Net income ...............................            --                                         43,174,198
  Change in net unrealized losses ..........        362,107                                           362,107
  Purchases of treasury stock (21,615
   shares) ..................................            --               --          (438,876)      (428,968)
                                               -------------    -------------    -------------    -----------
BALANCE, SEPTEMBER 30, 1997 ................       (303,117)                          (438,876)   297,377,995
  Sales of common stock ....................            --                                --       25,306,500
  Forfeitures of common stock ..............            --                                --       (2,423,578)
  Reductions of stock notes ................            --                                --        2,540,388
  Net income ...............................            --                                         40,210,538
  Change in net unrealized losses ..........     (2,955,467)                              --       (2,955,467)
  Change in translation loss ...............            --           (144,671)            --         (144,671)
  Purchases of treasury stock (1,115,000
    shares), net of issuances (157,813
    shares) ................................            --               --        (21,226,346)   (23,155,444)
                                               -------------    -------------    -------------    -----------
BALANCE, SEPTEMBER 30, 1998.................     (3,258,584)    $    (144,671)   $ (21,665,222)  $336,756,261
                                               =============    =============    =============    ===========

                                                                         Hambrecht & Quist, LP
                                               ----------------------------------------------------------------------
                                                                 Capital
                                                  Partners'      Notes        Distributions   Unrealized    Subtotal
                                                  Capital       Receivable       Payable       Gains, Net    H&Q LP        Total
                                                 ----------    ------------    ------------    ---------   ----------  ------------
BALANCE, SEPTEMBER 30, 1995 ................   $ 26,194,002    $(2,232,013)    $(10,445,367)   1,987,478   15,504,100  $105,462,083
  Sales of common stock or partners' capital
    additions ..............................      7,595,591     (7,333,171)            --           --        262,420     4,425,730
  Reductions of stock and capital notes ....           --        1,337,431             --           --      1,337,431    10,319,164
  Repurchases of common stock or partners'
    capital withdrawals ....................       (420,344)          --               --           --       (420,344)   (4,031,157)
  Distribution of LP interest to Group Trust           --             --               --           --           --       4,493,971
  Transfer of LP notes receivable to H&Q ...           --        8,227,753             --           --      8,227,753          --
  Net income through August 7, 1996 ........     39,834,040           --               --           --     39,834,040    73,522,590
  Partners' capital distributions payable ..          --              --        (14,034,971)        --    (14,034,971)  (14,034,971)
  Partners' capital distributions ..........    (24,480,338)          --         24,480,338         --           --            --
  Change in net unrealized gains ...........          --              --               --       1,101,224   1,101,224     1,101,224
                                                 ----------    ------------     ------------    ---------   ----------  ------------
  Balance, August 7, 1996 ..................     48,722,951           --               --       3,088,702  51,811,653   181,258,634
  Distribution of cash and securities to LP
   Trust ..................................     (27,375,657)                                   (3,645,982)(31,021,639)  (31,021,639)
  Merger between H&Q and LP. ...............    (21,347,294)                                      557,280 (20,790,014)         --
  Purchase of additional interest in
   Guaranty Finance .......................          --                                              --          --        (136,410)
                                                ----------    ------------     ------------    ---------   ----------  ------------

Balance, August 8, 1996 ....................         --               --               --            --          --     150,100,585
  Sale of common stock in initial public
   offering plus net underwriting revenue of
   $425,000 ................................                                                                             60,317,000
  Reductions of stock notes ................                                                                              1,186,816
  Net income from August 8 to September 30,
   1996 ....................................                                                                             15,078,582
  Change in net unrealized losses ..........                                                                                 28,466
                                                ----------    ------------     ------------    ---------   ----------  ------------

BALANCE, SEPTEMBER 30, 1996 ................        --               --               --            --          --      226,711,449
  Sales of common stock ....................                                                                             19,805,599
  Forfeitures of common stock ..............                                                                               (455,760)
  Reductions of stock notes ................                                                                              8,209,370
  Net income ...............................                                                                             43,174,198
  Change in net unrealized losses ..........                                                                                362,107
  Purchases of treasury stock (21,615
   shares) .................................                                                                               (428,968
                                                ----------    ------------     ------------    ---------   ----------  ------------

BALANCE, SEPTEMBER 30, 1997 ................         --               --               --            --          --     297,377,995
  Sales of common stock ....................                                                                             25,306,500
  Forfeitures of common stock ..............                                                                             (2,423,578)
  Reductions of stock notes ................                                                                              2,540,388
  Net income ...............................                                                                             40,210,538
  Change in net unrealized losses ..........                                                                             (2,955,467)
  Change in translation loss ...............                                                                               (144,671)
  Purchases of treasury stock (1,115,000
   shares), net of issuances (157,813
   shares) ..................................                                                                           (23,155,444)
                                                ----------    ------------     ------------    ---------   ----------  ------------

BALANCE, SEPTEMBER 30, 1998 ................         --               --               --            --          --    $336,756,261
                                                ==========    ============     ============    =========   ==========  ============


        The accompanying notes are an integral part of these statements.

                             HAMBRECHT & QUIST GROUP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


                                                                             1996            1997             1998
                                                                        --------------   -------------   --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .........................................................   $ 88,601,173    $ 43,174,198    $ 40,210,538
                                                                         ------------    ------------    ------------
  Adjustments to reconcile net income to net cash and cash
    equivalents provided by operating activities-
      Depreciation and amortization ..................................      6,724,686       9,524,109      11,150,635
      Net investment gains ...........................................    (24,434,401)       (228,979)      2,414,790
      Net gains on sales of leased assets ............................     (3,394,352)           --        (4,542,528)
      Deferred tax benefit ...........................................    (26,967,633)    (19,139,165)    (16,620,647)
      Minority interest in income of subsidiaries ....................        685,105         388,934         178,927
      Changes in operating assets and liabilities-
        Customers, net ...............................................      2,854,297      28,575,358    (135,084,651)
        Lewco Securities Corp. .......................................    (38,541,879)    (77,038,187)    168,966,596
        Syndicate managers ...........................................     (3,203,996)     (2,751,770)      4,480,870
        Income taxes receivable, net .................................     (4,439,132)      8,509,311      (3,077,361)
        Related parties and other receivables ........................    (14,196,022)    (11,367,316)     (6,902,474)
        Marketable trading securities, net ...........................    (49,676,915)     11,670,441       7,293,132
        Other assets .................................................      6,497,018      (1,438,338)      1,408,818
        Compensation and benefits payable ............................     63,683,797      35,046,851      19,744,660
        Syndicate settlements ........................................     (6,879,034)      2,824,910     (16,913,204)
        Trade accounts payable .......................................      1,538,586         346,016          67,846
        Accrued expenses and other payables ..........................     11,145,247      11,088,519      (4,246,208)
        Other, net ...................................................     (1,244,456)         57,084       6,477,124
                                                                         ------------    ------------    ------------

          Total adjustments ..........................................    (79,849,084)     (3,932,222)     29,966,745
                                                                         ------------    ------------    ------------
          Net cash and cash equivalents provided by
            operating activities .....................................      8,752,089      (1,438,338)     70,177,283
                                                                         ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of long-term investments .................................    (32,727,770)    (87,351,958)    (65,678,756)
  Proceeds from sales/distributions of long-term investments .........     36,222,554      61,778,580      46,919,387
  Purchases of furniture, equipment and leasehold improvements            (11,138,680)    (12,904,169)     (8,497,403)
  Increases in notes receivable ......................................    (10,500,000)    (13,337,311)    (11,963,000)
  Payments of notes receivable .......................................           --         5,348,011      12,555,995
  Purchase of additional 17.5 percent of Guaranty Finance ............     (1,374,922)           --              --
  Other, net .........................................................           --              --         3,525,432
                                                                         ------------    ------------    ------------
          Net cash and cash equivalents used in investing
            activities ...............................................    (19,518,818)    (46,466,847)    (23,138,345)
                                                                         ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt obligations .....................................     19,732,057      21,459,227       9,500,000
  Repayments of debt obligations .....................................    (25,137,973)    (27,124,048)    (12,200,000)
  Proceeds from sales of common stock and partners' capital
    contributions ....................................................     68,992,106       5,924,858       5,651,681




               HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
              FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                                                                             1996            1997           1998
                                                                         ------------    ------------    ------------

  Repurchases of common stock and partners' capital withdrawals ......     (4,031,157)           --              --
  Partners' capital distributions ....................................    (33,836,338)           --              --
  Distributions to minority members of Guaranty Finance ..............       (300,000)           --          (187,500)
  Investment by minority members in Transition Capital ...............        625,000            --              --
  Purchases of treasury stock ........................................           --          (428,968)    (25,481,284)
                                                                         ------------    ------------    ------------
          Net cash and cash equivalents provided by (used in)
            financing activities .....................................     26,043,695        (168,931)    (22,717,103)
                                                                         ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................     15,276,966      (7,393,802)     24,321,835

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .......................     34,754,568      50,031,534      42,637,732
                                                                         ------------    ------------    ------------
                                                                                                           66,959,567
CASH AND CASH EQUIVALENTS AT END OF YEAR .............................   $ 50,031,534    $ 42,637,732    $ 66,959,567
                                                                         ============    ============    ============

SCHEDULE OF SUPPLEMENTAL INFORMATION:
  Taxes paid to taxing authorities ...................................   $ 67,051,664    $ 40,009,539    $ 35,081,320
  Interest paid ......................................................      4,314,084       4,453,983       3,628,473

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  H&Q LLC long-term investments, net, were reclassified
    from H&Q LLC marketable securities ...............................           --        18,165,165            --
  H&Q California received marketable long-term investments
    as repayment for profit participations receivable ................           --         2,881,718         708,368
  H&Q common stock sales and LP partners' capital
    contributions were made with stock and capital notes
    receivable from employees ........................................     15,164,756         289,035            --
  H&Q common stock was issued to employees in exchange
    for reductions in compensation and benefits and taxes payable ....      7,256,604      22,090,111      21,765,215
  H&Q common stock was forfeited by employees resulting in
    decreases in compensation and benefits expense ...................           --           455,760       2,423,578
  Net unrealized gains (losses) on subsidiaries' long-term
    investments, net of tax, were recorded as increases (decreases) in
    equity, minority interest (included in other payables) ...........     (3,641,069)        413,867       3,728,854
  H&Q California's limited partnership interest in LP was
    distributed to certain current and former employees in
    exchange for reductions in compensation and benefits payable .....      4,493,971            --              --
  The Restructuring resulted in the following non cash reductions to long-term investments and stockholders' equity and
    partners' capital:
     Distribution of securities by LP to the LP Trust ................     21,665,639            --              --
     Distribution of securities by Guaranty Finance to minority
        member .......................................................      2,485,968            --              --


        The accompanying notes are an integral part of these statements.

                             HAMBRECHT & QUIST GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998



1. ORGANIZATION, NATURE OF OPERATIONS AND RESTRUCTURING:

ORGANIZATION

     The financial statements include the consolidated operations of Hambrecht & Quist Group, a Delaware corporation ("H&Q", "Hambrecht & Quist" or the "Company"). H&Q was formed in fiscal 1996 to be the sole parent of Hambrecht & Quist California, a California corporation ("H&Q California") (formerly known as Hambrecht & Quist Group) and to succeed to the assets of Hambrecht & Quist, L.P., a California limited partnership ("LP"). The 1996 historical consolidated financial statements include the combined operations of H&Q California and LP (see Note 2).

     On August 8, 1996, through separate mergers (collectively, the "Mergers"), a newly formed subsidiary of H&Q merged with H&Q California, and LP merged with H&Q. All of the shareholders of H&Q California exchanged each of their common shares for four shares of H&Q common stock. All of the former partners of LP exchanged each of their partnership units for 24 shares of H&Q common stock. Subsequently, the assets and liabilities of LP were contributed by H&Q to H&Q California. The Mergers were accounted for at the respective stockholders' and partners' carrying values, which represent the entities' carrying values. The individuals' carrying values were used because each individual party to the Mergers was a promoter of H&Q and its initial public offering (under Securities and Exchange Commission accounting guidelines). No minority interest resulted from the Mergers. All references to historical number of shares and per-share amounts have been restated to reflect the effect of the four-for-one exchange of shares.

     Subsequent to the Mergers, on August 9, 1996, H&Q issued 4,025,000 new shares in an initial public offering (the "Offering"). The net proceeds of the Offering were $60,317,000.

NATURE OF OPERATIONS

     H&Q consolidates its wholly owned subsidiary, H&Q California, and its subsidiaries. H&Q California owns the following wholly owned subsidiaries. Hambrecht & Quist L.L.C., a Delaware limited liability company ("H&Q LLC"), is an investment banking subsidiary and securities broker-dealer that primarily serves companies and investors involved in the technology, healthcare, services and branded consumer industries. Hambrecht & Quist Euromarkets, S.A. ("H&Q EM"), formerly Hambrecht & Quist Saint Dominique, is a broker-dealer registered in France providing investment banking services to European companies. Hambrecht & Quist Capital Management Incorporated, a California corporation ("Capital Management"), is a registered investment adviser. Capital Management is the investment adviser to two publicly traded closed-end mutual funds, H&Q Healthcare Investors and H&Q Life Sciences Investors. Hambrecht & Quist Venture Partners, a California limited partnership ("Venture Partners"), is a venture capital fund management partnership.

     H&Q California also owns 87.5 percent of Hambrecht & Quist Guaranty Finance, LLC ("Guaranty Finance"), a California limited liability company. The remaining 12.5 percent minority interest is owned by individuals active in the management of Guaranty Finance and is included in accrued expenses and other payables in the consolidated financial statements. Guaranty Finance provides secured, asset-based financings that include tenant improvement and real estate leases, equipment leases, accounts receivable and inventory financing, loan guarantees, bridge loans and mezzanine financing for emerging growth technology, biotechnology and healthcare companies.

     Effective January 26, 1998, Hambrecht & Quist Transition Capital LLC ("Transition Capital"), a provider of bridge loans and mezzanine financing, was merged into Guaranty Finance. Previously, H&Q California owned an 87.5 percent interest in and was the managing member of Transition Capital. The merger was accounted for as a reorganization of entities under common control. Under such reorganization accounting, the historical bases of the assets and liabilities of Transition Capital and Guaranty Finance were combined. H&Q retained its 87.5 percent interest in Guaranty Finance.

     Effective May 28, 1998, H&Q discontinued the operations of RvR Securities Corp. ("RVR"), a registered broker-dealer serving companies with small capitalizations. Previously, H&Q California owned 100 percent of RVR. RVR's net assets were distributed to its parent, H&Q California. Such distribution was accounted for at the historical carrying bases of the net assets transferred.

     Other entities are not consolidated and are accounted for on an equity basis, which approximates fair value. H&Q owns a 15 percent interest in Hambrecht & Quist Asia Pacific, Ltd., a British Virgin Islands company ("Asia Pacific") (see Note 4) and has profit participation interests of 25 to 35 percent in investment funds managed by Asia Pacific. Asia Pacific provides financial advisory and fund management services in the Asia Pacific region. H&Q LLC owns approximately 20 percent of Lewco Securities Corporation, a Delaware corporation ("Lewco") (see Notes 7 and 11). Lewco is a clearing broker and depository for H&Q LLC and Schroder & Co., which owns approximately 80 percent, with two other minority owners. All expenses, net of certain revenues, are reimbursed by both owners based on the volume of transactions processed on their behalf. These costs are reported as expenses in the consolidated statements of operations. Other less significant investment and venture capital partnerships are recorded in long-term investments at their estimated fair value (see Note
2).

     Effective July 1, 1998, the Company established a strategic relationship with H&Q Venture Associates, L.L.C. , a California limited liability company ("Venture Associates") (see Note 4). Venture Associates is owned and managed by former employees of Hambrecht & Quist and provides fund management services to the Company (see Note 11) and to outside parties. H&Q has profit participation interests of varying percentages in all of the investment funds and partnerships managed by Venture Associates.

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

RESTRUCTURING

     Prior to the Mergers, H&Q California and LP significantly restructured their operations through a series of transactions and distributions (the "Restructuring") designed to simplify the Company's structure. The following transactions were completed as part of the Restructuring in 1996.

     H&Q California distributed its limited partnership interest in LP to a liquidating trust (the "Group Trust") benefiting certain current and former employees. The result of the distribution was a charge to compensation expense and an addition to stockholders' equity of $4,493,971, which represented the value of the limited partnership interest. Previously, such limited partnership value was eliminated in consolidation due to intercompany ownership.

     LP distributed cash and securities totaling $31,021,639 to a liquidating trust (the "LP Trust") benefiting the partners of LP. The cash and securities distributed totaled $9,356,000 and $21,665,639, respectively. The securities distributed included securities held by LP and securities distributed to LP by H&Q LLC and Guaranty Finance. H&Q LLC's securities distribution included its remaining holdings of The BISYS Group, Inc. ("BISYS") (see Note 7). Guaranty Finance also distributed $2,485,968 of securities to its minority member. All securities were distributed at their estimated fair value.

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

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION AND COMBINATION

     All significant intercompany accounts and transactions have been eliminated in consolidation and combination. The 1996 historical financial statements and footnote disclosures represent the combined financial position and results of operations and changes in shareholders' equity and partners' capital and cash flows for H&Q California and LP.

USE OF ESTIMATES

     The preparation of these financial statements requires the use of certain estimates by management in determining the entity's assets, liabilities, revenue and expenses. The most significant estimates with regard to these financial statements relate to the valuation of long-term investments, as discussed below. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, demand deposits with banks, money market accounts and cash equivalent short-term investments. Cash equivalent short-term investments include U.S. Treasury bills, reverse repurchase agreements and other U.S. government securities totaling $29,949,090 and $50,667,696 at September 30, 1997 and 1998, respectively. Cash equivalents have original maturities of 90 days or less.

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

     H&Q California and H&Q LLC own marketable equity securities and nonmarketable investments. Marketable equity securities are reported at prevailing market prices. Discounts are applied for holdings which are restricted in their disposition. Nonmarketable investments are not registered for public sale or carry restrictions on sale and are reported at estimated fair value as determined by management. Factors considered by management in valuing nonmarketable investments include the type of investment, purchase cost, marketability, restrictions on disposition, subsequent purchases of the same or similar investments by other investors, and current financial position and operating results of the investee entities. Warrants and other rights to purchase investments are valued at cost, which approximates estimated fair value. Realized and unrealized gains and losses on long-term investments owned by H&Q and H&Q LLC are included in revenues as net investment gains.

     Also included in long-term investments are investments owned by Guaranty Finance. Guaranty Finance primarily owns marketable equity securities. Under Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, entities such as Guaranty Finance must carry its available-for-sale securities at fair value and report unrealized gains and losses in stockholders' equity. At September 30, 1997 and 1998, the unrealized loss for Guaranty Finance was $346,419 and $6,533,540, respectively and H&Q's recorded portion, net of the related tax effects, was $303,117 and $3,258,584, respectively.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture,  equipment  and  leasehold  improvements  are  recorded at cost.
Depreciation of furniture and equipment is provided using accelerated and straight-line methods. These assets are depreciated over periods ranging from three to seven years based on estimated useful lives. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the lease. Expenditures for repairs and maintenance that do not significantly increase the life of the asset are charged to expense as incurred.

INCOME TAXES AND PRO FORMA INCOME TAX ADJUSTMENT

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under this method, the Company recognizes taxes payable or refundable for the current year and deferred tax liabilities and assets for future consequences of events that have been recognized in the Company's financial statements or tax returns.

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

COMMON STOCK AND PARTNERS' CAPITAL TRANSACTIONS

     Since the Offering in 1996, common stock issuances have been to employees, directors and the Savings and Employee Stock Ownership Trust ("SESOT")(see Note
12). The issuances to the SESOT are more fully described in Note 12. Issuances to employees and directors include awards to new employees, awards to employees under the 1996 Bonus and Deferred Sales Compensation Plan ("Compensation Plan")(see Note 12) and exercises of stock options by current and former employees and directors. Awards to new employees and awards under the Compensation Plan are recorded as compensation and benefits expense.

     Prior to the Offering, all of H&Q's common stock transactions were recorded pursuant to the terms of the Hambrecht & Quist Shareholders' Agreement (the "Agreement") which required all stock issuances and repurchases and all stock option grants to be recorded using fair market value, as determined by the Company's Board of Directors (the "Board"). The Board approved a formula value approximating fair market value, which resulted in transactions being recorded at premiums over the Company's net book value, as determined under generally accepted accounting principles. Under the Agreement, all selling shareholders were required to first offer their shares to the Company before seeking an independent buyer. The Company repurchased all selling shareholders' shares subject to the terms of the Agreement, which was terminated in connection with the Offering.

     All LP partnership unit sales and repurchases were recorded at the partnership's fair market value, as defined in the Hambrecht & Quist Limited Partnership Agreement, using a formula value similar to H&Q's.

TREASURY STOCK TRANSACTIONS

     The Company's treasury stock purchases are comprised of common stock purchased on the open market and common stock repurchased in connection with unpaid employee stock notes receivable (see Note 11). Open market purchases of common stock are recorded at the Company's cost. Stock note repurchases of common stock are recorded at the carrying value of the unpaid employee stock note. The Company's treasury stock issuances relate to issuances of common stock pursuant to the Company's employee benefit plans (See Note 12). Differences between the first-in first-out cost of the treasury stock and the grant price of the shares issued are charged to additional paid in capital.

     During 1997 and 1998, the Company's treasury stock transactions were as follows:

                                                       Shares           Cost
                                                   -------------   -------------

Treasury shares at September 30, 1996 ..........           --      $       --
  Open market purchases ........................         20,000         428,968
  Employee stock notes receivable repurchases ..          1,615           9,908
                                                   ------------    ------------
Treasury shares at September 30, 1997 ..........         21,615         438,876
  Open market purchases ........................      1,115,000      25,481,284
  Employee benefit plan issuances ..............       (157,813)     (4,254,938)
                                                   ------------    ------------

Treasury shares at September 30, 1998 ..........        978,802    $ 21,665,222
                                                    ============    ============


     Subsequent to September 30, 1998, the Company purchased on the open market 294,000 shares for $4,803,386.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Company's financial assets and liabilities are carried at market or estimated fair value or are carried at amounts that approximate current fair value because of their short-term nature. Estimates are made at a specific point in time, based on relevant market information and information about the financial instruments.

EARNINGS PER SHARE

     In March 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). The Company adopted SFAS 128 on October 1, 1997. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share calculations. Basic earnings per share is computed by dividing net income by weighted average shares. Diluted earnings per share is computed by dividing net income by weighted average shares including the dilutive effects of stock options. Diluted earnings per share calculations result in the same earnings per share previously reported by the Company. 1996 pro forma earnings per share is determined using pro forma net income (see above). The Company's basic and diluted earnings per share for 1996, 1997 and 1998 are as follows:

                                                        Weighted
                                                         Average      Per Share
                                      Net Income         Shares        Amount
                                     -----------       ----------     --------
1996:
  Basic earnings per share ........  $71,157,755       19,752,126      $ 3.60
  Options outstanding .............        --           1,982,017
                                     -----------       ----------
  Diluted earnings per share ......  $71,157,755       21,734,143      $ 3.27
                                     ===========       ==========

1997:
  Basic earnings per share ........  $43,174,198       23,569,306      $ 1.83
  Options outstanding .............        --           2,113,581
                                     -----------       ----------
  Diluted earnings per share ......  $43,174,198       25,682,887      $ 1.68
                                     ===========       ==========

1998:
  Basic earnings per share ........  $40,210,538       24,551,064      $ 1.64
  Options outstanding .............        --           2,062,477
                                     -----------       ----------
  Diluted earnings per share ......  $40,210,538       26,613,541      $ 1.51
                                     ===========       ==========


     Subsequent to September 30, 1998, the Company granted shares and options to employees under various compensation plans (see Note 12).

STOCK OPTION PLANS

     The Company uses the intrinsic value method to account for its stock option plans (in accordance with the provisions of Accounting Principles Board Opinion No. 25). Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") permits companies to continue using the intrinsic value method or to adopt a fair value based method to account for stock option plans. The fair value based method results in recognizing as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Company has elected to continue to use the intrinsic value method and the pro forma disclosures required by SFAS 123 are included in Note 12.

NEW ACCOUNTING STANDARDS

     In 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") and Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information ("SFAS 131"). The Company is required to and will implement the provisions of these new standards effective beginning with the Company's 1999 fiscal year. SFAS 130 establishes standards for the reporting and display of comprehensive income, which includes net income and changes in equity except those resulting from investments by, or distributions to, stockholders. SFAS 131 establishes standards for disclosures related to business operating segments. The adoption of these standards will not have an effect on the Company's financial position or results of operations but will impact financial statement disclosure.

     In 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). The Company is required to and will implement the provisions of this new standard effective with its 2000 fiscal year. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or as a liability measured at its fair value and that changes in the fair value be recognized currently in the statement of operations. The Company has not yet quantified the impact of adopting SFAS 133 on its financial statements but does not believe it will have a material effect on the Company's financial position or results of operations.

DERIVATIVES

     The Company's derivatives activities were limited primarily to exchange-traded option contracts to reduce market risk on inventories in Nasdaq and exchange-listed securities. The fair value of such options are included in marketable trading securities and securities sold, not yet purchased (see Note
6) and realized and unrealized gains thereon are recognized in principal transactions revenue (see Note 2). Additionally, from time to time, the Company may hedge investments held in its long-term investment portfolio (see Note 7). The fair value of such hedges are included in long-term investments and the realized and unrealized gains thereon are recognized in net investment gains revenue (see Note 2).

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date, while revenues and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as a separate component of stockholders' equity.

RECLASSIFICATIONS

     Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation.

3.   RECEIVABLES FROM AND PAYABLES TO CUSTOMERS:

     Receivables from and payables to customers include amounts due to or from customers as a result of cash and margin transactions. Securities owned by customers are held as collateral for these receivables. Such collateral is not reflected in the consolidated financial statements.

4.   RECEIVABLES FROM RELATED PARTIES:

     At September 30, 1997 and 1998 receivables from related parties consisted of the following:
                                                         1997           1998
                                                     ------------   ------------
Notes receivable from related parties and employees   $ 2,696,455   $ 2,034,354
Asset management fees and profit participations ...     5,989,569     7,240,551
Related party and other advances ..................     8,711,140     8,357,189
                                                      ===========   ===========
                                                      $17,397,164   $17,632,094
                                                      ===========   ===========

     Notes receivable from related parties and employees as of September 30, 1997 and 1998 include notes receivable from Asia Pacific of $1,757,670 and $812,464, respectively.

     Asset management fees and profit participations at September 30, 1997 and 1998, include profit participations receivable of $5,527,057 and $7,240,551, respectively from venture and investment partnerships managed by Venture
Partners. Included in other revenues are management fees and profit participation distributions from venture capital funds of $13,685,248, $8,735,436 and $7,796,183 for the years ended September 30, 1996, 1997 and 1998, respectively. Also included in other revenues are management fees earned by Capital Management of $3,669,463, $3,617,583 and $4,059,010 for 1996, 1997 and
1998, respectively.

     Related party and other advances include temporary advances made to related parties for operating expenses and to related parties, directors and employees for purchases of investments. Of the amount outstanding at September 30, 1998, $7,307,777 relates to advances to related parties, directors and employees for purchases of investments made on their behalf. Also included in related party and other advances is $819,807 in advances made to Venture Associates (see Notes 1 and 11) under a $2.0 million revolving credit facility.

5.   NOTES RECEIVABLE:

     Notes receivable include advances made by Guaranty Finance in exchange for notes receivable. The notes bear interest at rates between 6.75 percent to 14 percent and are secured by certain of the borrowers' tangible and intangible assets. At September 30, 1998, principal payments are due on the notes receivable as follows:

     1999 ........................   $ 11,116,029
     2000 ........................      6,599,783
     2001 ........................        180,493
                                     ------------
                                       17,896,305
       Less - allowance for losses     (4,341,348)
                                     ------------
                                     $ 13,554,957
                                     ============


6. MARKETABLE TRADING SECURITIES AND SECURITIES SOLD, NOT YET PURCHASED:

     At  September  30,  1997  and  1998,   marketable  trading  securities  and
securities sold, not yet purchased, consisted of the following:

                                              1997           1998
                                          ------------   -----------
     Marketable trading securities-
        Equity securities ..............   $10,367,207   $ 8,994,939
        Convertible bonds ..............     2,086,750    10,366,290
        Options ........................        26,840        79,062
        U.S. government securities .....    20,136,770    12,236,801
                                           ===========   ===========
                                           $32,617,567   $31,677,092
                                           ===========   ===========

     Securities sold, not yet purchased-
        Equity securities ..............   $11,359,430   $17,674,404
        Convertible bonds ..............          --         373,852
        Options ........................       410,697        74,528
                                           ===========   ===========
                                           $11,770,127   $18,122,784
                                           ===========   ===========

7.  LONG-TERM INVESTMENTS

     At September 30, 1997 and 1998, the Company's long-term investments, at estimated fair value, consisted of the following:

                                                                      1997           1998
                                                                  ------------   ------------
  Marketable equity securities available for sale by Guaranty
    Finance ...................................................   $ 14,023,208   $  6,512,887
  World Access, Inc. ..........................................     23,778,230
                                                                                 ------------
  Marketable equity securities - other ........................     37,661,637     23,559,166
                                                                  ------------   ------------
            Total marketable investments ......................     51,684,845     53,850,283
                                                                  ------------   ------------
  Nonmarketable securities and investment partnership interests     39,568,602     50,116,787
  Venture Partners and affiliated venture capital funds .......     15,756,670     14,312,839
  Venture capital funds managed by others .....................      8,079,332      9,232,278
  Lewco Securities ............................................      2,110,279      2,110,279
                                                                  ------------   ------------
            Total nonmarketable investments ...................     65,514,883     75,772,183
                                                                  ------------   ------------
            Total long-term investments .......................   $117,199,728   $129,622,466
                                                                  ============   ============

     In March 1998, the Company purchased a large block of World Access, Inc. ("WAXS") common stock in a private transaction. The Company partially hedged the position through a series of options transactions that are recorded as a component of the investment. This position collateralizes a $26,708,402 line of credit, also obtained in March 1998 from a financial institution (see Note 9). No amounts have been drawn on this line of credit as of September 30, 1998. The line of credit was reduced to $15,873,363 subsequent to September 30, 1998 (see
Note 9).

     The cost of the Company's long-term investments at September 30, 1997 and 1998, was $119,412,383 and $153,916,280, respectively.

     Following is an analysis of the net investment gains for the years ended September 30, 1996, 1997 and 1998:

                                     1996           1997            1998
                                 ------------   ------------    ------------

Realized gains ...............   $ 24,045,279   $ 20,527,924    $ 18,308,855
Change in unrealized gains and
  (losses), net ..............        389,122    (20,298,945)    (15,894,065)
                                 ============   ============    ============
Net investment gains .........   $ 24,434,401   $    228,979    $  2,414,790
                                 ============   ============    ============

     Included in net investment gains are realized and unrealized gains on the Company's investment in BISYS of $15,093,727, $1,465,206 and $36,451 for 1996,
1997 and 1998, respectively. As part of the Restructuring in 1996 (see Note 1), H&Q LLC distributed shares of BISYS valued at $14,267,556 to LP and recorded realized gains of $6,589,963 on the distribution.

     Included in net investment gains in 1997 and 1998 are net investment losses of $18,126,682 and $2,179,899, respectively, related to two investee companies in the airline industry. In 1997, the Company recorded a realized loss of $9,878,854 on its investment in Air South Airlines, Inc. (Air South), a regional airline that filed for bankruptcy in August 1997. In 1997 and 1998, the Company recorded unrealized losses of $8,247,828 and $2,179,899, respectively, on its investment in another regional airline. In 1997, the Company also recorded a loss, included in other expense, of $1,802,176 related to letters of credit issued to two of Air South's creditors.

     The cost and estimated fair values of Guaranty Finance's investments in marketable equity securities available for sale at September 30, 1997 and 1998 are as follows:
                                 1997            1998
                             ------------    ------------
   Cost ..................   $ 14,369,649    $ 13,046,427
   Gross unrealized gains       1,975,968         641,714
   Gross unrealized losses     (2,322,409)     (7,175,254)
                             ============    ============
   Estimated fair value ..   $ 14,023,208    $  6,512,887
                             ============    ============

     Gross proceeds, gross realized gains and gross realized losses from sales of investments in marketable equity securities available for sale by Guaranty Finance for the years ended September 30, 1996, 1997 and 1998 are as follows:

                              1996            1997          1998
                           -----------    -----------   -----------
   Gross proceeds ......   $ 4,531,113    $ 2,882,175   $ 7,573,145
   Gross realized gains      2,587,095        446,302     2,537,827
   Gross realized losses      (301,244)          --            --


8.  FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     The following summarizes the Company's furniture, equipment and leasehold improvements as of September 30, 1997 and 1998:

                                                      1997            1998
                                                  ------------    ------------
Furniture and equipment .......................   $ 31,672,647    $ 37,658,519
Leasehold improvements ........................     12,489,222      14,330,746
Less- Accumulated depreciation and amortization    (25,379,023)    (35,026,856)
                                                  ============    ============
                                                  $ 18,782,846    $ 16,962,409
                                                  ============    ============

     For the years ended September 30, 1996, 1997 and 1998, occupancy and equipment expense included depreciation and amortization expense on furniture, equipment and leasehold improvements of $3,873,463, $7,342,719, and $10,024,152, respectively.

9.  DEBT OBLIGATIONS:

     Debt obligations consist of the following:

                                                                                      1997             1998
                                                                                 --------------  ---------------

Lines of credit-
  $15,000,000  bank line of credit  (H&Q  California);  interest  on  individual advances at prime plus 0.75 percent  (9.25  percent at September 30, 1997)
      or at LIBOR plus 2.5 percent  (8.25  percent at September  30, 1997) fixed for  the  term  of the  advance;  collateralized  in  full  by  marketable securities and certain customer  receivables;  average balance outstanding in 1997 and 1998 was $5,115,091 and $84,615, respectively; expired March
      30, 1998.................................................................      $1,100,000         --
  $20,000,000 bank line of credit (H&Q California); interest on overnight  advances  at  prime  (8.25  percent  at  September  30,  1998);
      unsecured; $10,000,000 drawn for four days in 1997 and
      no amounts drawn in 1998; expires April 30, 1999.........................            --           --
  $26,708,402 bank line of credit (H&Q California); interest at
      Eurodollar  rate plus 0.50 percent  (5.81  percent at September  30, 1998)
      collateralized  in  full  by  WAXS  position  (See  Note  7);  no  balance outstanding in 1998; replaced on October 2, 1998
      with a new line of credit (see below)....................................            --           --
  $11,000,000 bank line of credit (Guaranty Finance); interest at
      prime  plus  1.25  percent   (9.75   percent  at  September   30,   1997);
      collateralized in full by Guaranty  Finance's assets,  except for cash and marketable  securities;  average balance  outstanding in 1997 and 1998 was
      $785,833 and $1,030,000, respectively;
      expired February 28, 1998.................................................        700,000         --
  $10,000,000 bank line of credit (Transition Capital); interest at
      prime  plus  1.75  percent   (10.25   percent  at  September   30,  1997);
      collateralized in full by Transition Capital's assets, except for cash and marketable  securities;  average balance  outstanding in 1997 and 1998 was
      $283,333 and $360,000, respectively;
      expired January 26, 1998..................................................        900,000         --
  $25,000,000 bank line of credit (Guaranty Finance); interest at
      prime  plus  1.00  percent   (9.25   percent  at  September   30,   1998);
      collateralized  in full by Guaranty  Finance  assets,  except for cash and marketable securities; average balance outstanding in
      1998 was $214,286; expires February 27, 1999..............................         --             --
                                                                                     ----------    ---------------
                                                                                     $2,700,000    $    --
                                                                                     ==========     ==============

     The average prime rate for 1997 and 1998 was 8.5 percent. Interest expense on debt obligations was $1,135,501, $617,563 and $191,556 during fiscal 1996, 1997 and 1998, respectively.

     Subsequent to September 30, 1998, the line of credit for $26,708,402 was revised to $15,873,363. There were no changes to the terms.

10. INCOME TAXES:

     The income tax provision consisted of the following components for the years ended September 30, 1996, 1997 and 1998:

                                          State and
                          Federal           City           Total
                        ------------    ------------    ------------

     1996--
         Current ...   $ 44,972,093    $ 20,461,786    $ 65,433,879
         Deferred ..    (23,048,950)     (3,918,683)    (26,967,633)
                       ------------    ------------    ------------

               Total   $ 21,923,143    $ 16,543,103    $ 38,466,246
                       ============    ============    ============

     1997--
         Current ...   $ 36,907,127    $ 16,154,623    $ 53,061,750
         Deferred ..    (12,885,782)     (6,253,383)    (19,139,165)
                       ------------    ------------    ------------

               Total   $ 24,021,345    $  9,901,240    $ 33,922,585
                       ============    ============    ============

     1998--
         Current ...   $ 36,526,122    $ 10,428,005    $ 46,954,127
         Deferred ..    (12,494,532)     (4,126,115)    (16,620,647)
                       ------------    ------------    ------------

               Total   $ 24,031,590    $  6,301,890    $ 30,333,480
                       ============    ============    ============


     The deferred income tax asset as of September 30, 1997 and 1998, is composed of the following:

                                                       1997           1998
                                                    -----------   -----------

   Compensation and benefits accruals ...........   $36,440,726   $46,093,948
   Net unrealized losses on long-term investments     4,237,582    15,462,917
   Other liability accruals .....................     6,288,318     3,270,884
   Depreciation and amortization ................     3,255,848     4,601,813
   Other ........................................     6,512,180     6,383,983
                                                    -----------   -----------
           Deferred income tax asset ............   $56,734,654   $75,813,545
                                                    ===========   ===========

     There was no valuation allowance against deferred tax assets at September 30, 1997 and 1998.

     The following is a reconciliation of the income tax expense to the amount computed by applying the federal statutory rate to income before income tax expense:

                                                     1996                 1997                   1998
                                            --------------------  ---------------------   -------------------
                                               Amount       Rate     Amount       Rate       Amount      Rate
                                            ------------   -----  ------------    -----   ------------   ----


Tax expense computed at statutory rate .   $ 44,473,597    35.0%  $ 26,983,873    35.0%   $ 24,690,406   35.0%
State and local tax provision, net of
   federal income tax benefit ..........     10,753,017     8.5      6,202,866     8.0       4,822,515    6.9
Nondeductible expenses .................        765,470     0.6        677,372     0.9         798,209    1.1
LP income not subject to tax (Note 2) ..    (17,443,418)  (13.7)          --        --            --       --
Other, net .............................        (82,420)   (0.1)        58,474     0.1          22,350     --
                                            ------------   -----  ------------    -----   ------------   ----
                                           $ 38,466,246    30.3%  $ 33,922,585    44.0%   $ 30,333,480   43.0%
                                           ============    ====   ============    ====    ============   ====


11. RELATED-PARTY TRANSACTIONS:

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

     Guaranty Finance provides lease and other financing to companies in which H&Q, its subsidiaries and its affiliates have equity investments.

OPERATING AND CREDIT ADVANCES

     H&Q pays operating expenses on behalf of certain related parties, primarily Asia Pacific and Venture Associates (see Notes 1 and 4), and is reimbursed for those expenses. Operating expenses that have not yet been reimbursed are included in receivables from related parties (see Note 4). Additionally, H&Q entered into a $2.0 million credit facility with Venture Associates (see Note 4) on July 1, 1998. Under the terms of the credit facility, H&Q agreed to make advances to Venture Associates for the short-term purpose of funding its investment obligations. Interest on balances advanced under the credit facility is at prime plus one percent.

STOCK NOTES RECEIVABLE

     In connection with sales of the Company's common stock, the Company received stock notes receivable from employees, which, at September 30, 1997 and 1998, had principal balances of $5,620,260 and $3,079,872, respectively, and are treated as a reduction of stockholders' equity. These notes bear interest at rates ranging from 6.0 percent to 7.5 percent and have maturity dates ranging from 1998 through 2000.

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

     Amounts receivable from Lewco result from customer and H&Q LLC proprietary transactions. Interest on the interest-bearing amounts receivable from Lewco is earned at a fluctuating rate (4.80 percent and 3.98 percent at September 30, 1997 and 1998, respectively).

12.  EMPLOYEE BENEFIT PLANS:

SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST

     Under the SESOT (see Note 2), the Company established an Employee Stock Ownership Plan ("ESOP") and a profit-sharing plan ("PSP") with an employee salary deferral (or 401(k)) feature. Collectively, the ESOP and PSP are referred to as the Hambrecht & Quist Group Savings and Employee Stock Ownership Plan (the "Plan" or "SESOP"). Substantially all full-time employees of H&Q and its subsidiaries and certain affiliates are eligible to participate in the Plan.

     Under the Plan, the Company may match employees' 401(k) contributions to the PSP up to $4,000 per employee per year by making Company common stock contributions to the ESOP. The Company may also make discretionary cash contributions to the PSP. For 1996, 1997 and 1998, the Company recorded compensation expense of $1,590,000, $1,943,760 and $1,092,394, respectively, to the ESOP under the matching provision. Subsequent to September 30, 1998, the Company issued approximately 43,000 shares of common stock to the ESOP in satisfaction of its compensation and benefits payable. No discretionary contributions were made to the PSP in 1996, 1997 or 1998.

     As of September 30, 1998, the ESOP owned approximately 6 percent of the H&Q common stock outstanding.

BONUS AND DEFERRED SALES COMPENSATION PLAN

     The Company may pay bonuses to its executives and other professional employees under the Compensation Plan (see Note 2). The Compensation Committee of the Board (the "Committee"), in its sole discretion, may offer such employees the ability to elect to receive a percentage (the "Percentage") of such bonus or commission in H&Q common stock, valued at not less than 90 percent of the fair market value on the date of grant. Unless otherwise determined by the Committee, the stock vests ratably over three years following the date of grant. Determinations with respect to executive officers are made by the Board instead of the Committee. At the date of the bonus payment, the employee may choose to decline any offered common stock, and instead receive cash payments equal to the Percentage over three years following the date of grant. If his or her employment terminates within the three year vesting period, the employee forfeits the unvested common stock or future cash payments. In February 1998, the 1996 Equity Plan ("1996 Plan") was amended to increase the number of shares of the Company's common stock reserved for issuance under the Compensation Plan and the 1996 Plan by 2,000,000 shares to a total of 5,000,000 shares, all of which may be issued as stock options or stock awards. Additionally, the 1996 Plan was amended to provide for automatic annual increases of shares issuable under the Compensation Plan (See Note 2) and the 1996 Plan as of January 1 of each year equal to the lesser of (i) 3.0 percent of the total number of shares of common stock of the Company then outstanding and (ii) 750,000 shares.

     The Company paid bonuses in October 1998. Under the Compensation Plan, 537,808 shares valued at $9,039,468 were issued to executives and professionals effective October 15, 1998. All such amounts were included in compensation and benefits payable as of September 30, 1998.

STOCK OPTION PLANS

     The Company has three stock option plans,  the 1985 Stock Option Plan (1985
Plan), 1995 Stock Option Plan (1995 Plan) and the 1996 Plan. Additionally, the Company has granted stock options outside the 1985, 1995 and 1996 plans.

     The Company's 1985 Plan, which provided for the granting of options to purchase 4,000,000 shares of the Company's common stock, expired September 30, 1994, except as to the options then outstanding. As of September 30, 1998, 158,000 options remain outstanding under the 1985 Plan. The Company's 1995 Plan provided for the granting of incentive options and nonqualified options to purchase 4,972,000 shares of the Company's common stock to officers, employees and directors at a price not less than 85 percent of fair market value at the date the option was granted, subject to certain limitations regarding incentive stock options. Due to the creation of the 1996 Plan, no further options will be granted under the 1995 Plan. As of September 30, 1998, 3,264,896 options remained outstanding under the 1995 Plan. The 1996 Plan provides for the granting of incentive and nonqualified options to purchase shares of the Company's common stock to Company employees, directors and consultants. As of September 30, 1998, 885,900 options are outstanding under the 1996 Plan. Outside the 1985, 1995 and 1996 plans, 1,017,481 options have been granted to certain officers and directors. Such options were granted with an exercise price equal to fair market value (see Note 2) at the date of grant.

     Options become exercisable as determined at the date of grant by the Committee or the Board, in the case of executive officers and directors. Generally, options become exercisable over a five year period from the date of grant and expire seven years after the date of grant.

     Details of stock options are as follows:
                                            Number
                                          of Shares       Exercise Price
                                         ----------      ----------------
Outstanding at September 30, 1995........ 2,934,428      $ 2.04 -  $ 5.54
  Granted................................ 4,530,320      $ 6.52 -  $13.75
  Exercise...............................(1,609,628)     $ 2.10 -  $ 4.74
  Canceled...............................  (157,600)     $ 2.62 -  $ 5.54
                                         -----------
Outstanding at September 30, 1996........ 5,697,520      $ 2.04 -  $13.75
  Granted................................   301,600      $16.13 -  $31.06
  Exercise...............................  (205,038)     $ 2.04 -  $11.25
  Canceled...............................  (226,926)     $ 5.54 -  $19.88
                                         -----------
Outstanding at September 30, 1997........ 5,567,156      $ 2.10 -  $31.06
  Granted................................   739,000      $13.75 -  $43.25
  Exercised..............................  (565,467)     $ 2.10 -  $22.13
  Canceled...............................  (414,412)     $ 4.60 -  $32.75
                                         ===========
Outstanding at September 30, 1998........ 5,326,277      $ 2.10 -  $43.25
                                         ===========

     Of the outstanding options at September 30, 1998, 1,947,586 had vested. Subsequent to September 30, 1998, the Company issued 1,399,000 stock options at an exercise price of $14.75 which was equal to fair market value at the date of grant.

     In October 1998, the Company's Board authorized a stock option exchange program whereby non-executive officer employees holding stock options under the 1996 Plan were offered the opportunity to exchange two existing options for one new option. The new options are exercisable at $14.75 per share, the fair market value of the Company's common stock as of the effective date of the program, and vest over a five-year period. Upon conclusion of the program, a total of 417,500 existing options at a weighted average exercise price of $32.79 were exchanged for new options, resulting in a net decrease of 208,750 shares subject to stock options.

     The Company applies the intrinsic value method in accounting for its stock options plans. In 1996, 625,988 options were granted at an exercise price below fair market value on the date of grant, and resulted in a $1,165,903 charge to compensation expense. Other grants of options did not result in compensation expense in 1996, 1997 or 1998. Had the Company used the fair value based method proscribed by SFAS 123 (see Note 2), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                 1996          1997         1998
                             -----------   -----------   -----------
Net income
  As reported ............   $71,157,755   $43,174,198   $40,210,538
  Pro forma ..............    66,010,945    41,354,111    32,325,904

Diluted earnings per share
  As reported ............   $      3.27   $      1.68   $      1.51
  Pro forma ..............   $      3.04   $      1.61   $      1.21

     The fair value of each option grant in 1997 and 1998 is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each option grant in 1996 is estimated using the minimum value method. The weighted average assumptions used for options, respectively are as follows:
expected volatility of 58.0 percent and 91.0 percent in 1997 and 1998, respectively (not applicable in 1996); risk-free interest rates of 6.17, 5.86 and 4.40 percent in 1996, 1997 and 1998, respectively; and the expected life of
5.95 years for all seven year grants and 2.80 years for all three year grants in 1996 and 1997 and the expected life of 4.94 years for all seven year grants in 1998.

STOCK APPRECIATION RIGHTS

     In fiscal 1996 the Company awarded Stock Appreciation Rights ("SARs") to key employees and executives. These SARs have a service period of one year and result in additional cash compensation to the individuals based on the increase in the Company's book value during the service period to which the SARs relate. The SARs vest and are paid over three years, with immediate cancellation of vesting upon employment termination.

     Compensation expense recorded for SARs awards was $9,461,954 for 1996. The remaining SARs liability of $1,919,551 will be paid on January 15, 1999. Such amount is included in compensation and benefits payable at September 30, 1998.

13.  NET CAPITAL REQUIREMENTS:

     As a registered broker-dealer, H&Q LLC is subject to the Securities and Exchange Commission's Uniform Net Capital Rule 15c3-1 (the "Rule") and the capital rules of the New York Stock Exchange, Inc., of which H&Q LLC is a member. H&Q LLC has elected to compute its net capital requirement under the "alternative" method, which requires minimum net capital to be the greater of $1,000,000 or two percent of aggregate debit balances arising from customers' transactions, as defined. The Rule also provides that equity capital may not be withdrawn or cash distributions paid if the resulting net capital would be less than the amounts required under the Rule. Accordingly, the payment of distributions and advances to H&Q by H&Q LLC is limited to excess net capital under the most restrictive of these requirements. At September 30, 1997 and 1998, H&Q LLC's regulatory net capital of $67,030,028 and $50,484,565, respectively, was 27 percent and 26 percent, respectively, of aggregate debit items and its net capital in excess of the minimum required was $62,087,429 and $46,533,220, respectively.

     At September 30, 1998, H&Q EM was in compliance with all applicable regulatory capital adequacy requirements.

14.  COMMITMENTS AND CONTINGENCIES:

     Aggregate annual rentals for office space under noncancelable operating leases are as follows:

            1999...............................    $ 9,596,377
            2000...............................      9,420,762
            2001...............................      9,609,905
            2002...............................      9,655,214
            2003...............................      9,714,879
            Thereafter.........................     27,486,866
                                                  -------------
                                                   $75,484,003
                                                  =============

     Certain of these leases have escalation clauses. Rental expense, net of sublease income, charged to occupancy and equipment expense for the years ended September 30, 1996, 1997 and 1998, was $4,716,591, $6,427,289 and $7,387,323,
respectively.

     Lewco conducts a stock borrow/stock lending business. On behalf of Lewco, the Company has agreed to guarantee its proportional share of secured loans resulting from this business. The Company's contingent liability relating to its net unsecured position under this indemnity agreement was $3,483,890 at September 30, 1998. Also, in connection with H&Q LLC's option trading activities, the Company has issued a letter of credit totaling $8,000,000 at September 30, 1998 benefiting the Options Clearing Corporation.

     The Company has other contingent liabilities, including contractual commitments arising in the normal course of business, the resolution of which, in management's opinion, will not have an adverse effect on the Company's financial position.

     In December 1997, H&Q and other broker-dealer defendants entered into a settlement agreement with the plaintiffs in the Nasdaq market-makers antitrust class action litigation. The Company recorded an $8,000,000 charge for its unaccrued portion of settlement costs in the quarter ended December 31, 1997. This charge is included in other expense. All settlement amounts were paid before September 30, 1998.

     As is the case with many firms in the securities industry, the Company is a defendant or co-defendant in a number of actions. These civil actions and arbitrations have arisen in the normal course of the Company's business and are incidental to its activities as a broker-dealer in securities, as an underwriter, as a corporate financial advisor, as an investor and as an employer. The Company is also involved, from time to time, in proceedings with, and investigations by, governmental agencies and self-regulatory organizations. Some of the actions have been brought on behalf of various classes of claimants and seek damages of material or indeterminate amounts. Most of the Company's current proceedings relate to public underwritings of securities in which H&Q LLC participated as a manager, co-manager or member of the underwriting syndicate. These cases involve claims under federal and/or state securities laws and seek compensatory and other monetary damages. It is possible that H&Q and/or H&Q LLC may be called upon as a member of a class of defendants or under the terms of underwriting, indemnification or other agreements to contribute to settlements or judgments arising out of these cases. The Company is contesting the complaints in all cases and believes that there are meritorious defenses in each of these lawsuits. Although the ultimate outcome of the Company's litigation cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these actions and others will not have a material adverse effect on the Company's financial statements taken as a whole.

     H&Q has indemnified certain of its officers, directors and agents, and certain of its affiliates, as permitted under applicable state law. Under these provisions, H&Q itself is and will be subject to indemnification assertions by officers, directors, agents or certain of its affiliates who are or may become defendants in litigation that may result in the normal course of business. Although the ultimate outcome of indemnification assertions outstanding as of September 30, 1998, cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these assertions will not have a material adverse effect on the Company's financial statements taken as a whole.

15. FINANCIAL INSTRUMENTS WITH MARKET RISK AND CONCENTRATIONS OF CREDIT RISK:

     In the normal course of business, H&Q LLC enters into various financial transactions with market risk in connection with its proprietary trading activities. These transactions primarily include purchases and sales of marketable trading securities, including equity options. H&Q LLC records its marketable trading securities at market value (see Note 2). H&Q LLC's options are primarily executed to minimize its market risk exposure of its underlying trading positions as well as to benefit from changing market conditions. All options transacted by H&Q LLC are exchange-traded in organized markets and have terms of less than one year. Additionally, H&Q LLC, H&Q California and Guaranty Finance purchase long-term investments with market risk. Occasionally, such purchases are hedged. All long-term marketable investments, including hedges thereon, are recorded at market value (see Note 2). The Company's exposure to market risk is determined by a number of factors, including the size, composition and diversification of positions held and market volatility. Management actively monitors its market risk exposure by reviewing the effectiveness of hedging strategies and setting market risk limits.

     In the normal course of business, H&Q LLC's customer activities involve the execution, settlement and financing of various customer securities transactions. These activities may expose H&Q LLC to off-balance-sheet credit risk in the event that the customer is unable to fulfill its contracted obligations. H&Q LLC's customer securities activities are transacted on either a cash or margin basis. In margin transactions, H&Q LLC extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. H&Q LLC monitors collateral and required margin levels daily and, pursuant to such guidelines, requests customers to deposit additional collateral or reduce securities positions when necessary. H&Q LLC is also exposed to credit risk when its margin accounts or a margin account is collateralized by a concentration of a particular security and when that security decreases in value.

     In addition, H&Q LLC executes customer short-sale transactions. Such transactions may expose H&Q LLC to off-balance-sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers may incur. In the event that the customer fails to satisfy its obligations, H&Q LLC may be required to purchase financial instruments at prevailing market prices in order to fulfill the customer's obligations.

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

     As a securities broker-dealer, H&Q LLC provides services to diverse groups of corporations and institutional and individual investors. A substantial portion of H&Q LLC's transactions is executed with and on behalf of institutional investors, including other broker-dealers, commercial banks, insurance companies, pension plans, mutual funds and other financial institutions. H&Q LLC's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets. As of September 30, 1998, the Company did not have significant concentrations of credit risk with any single counterparty or with collateral represented by any single security.

16.  INDUSTRY SEGMENT AND GEOGRAPHIC AREA DATA:

     The Company is primarily engaged in a single line of business as a securities firm, which comprises several types of services, such as principal and agency transactions, underwriting and investment banking and long-term equity investing. These activities constitute a single business segment.

     The assets and revenues related to the Company's foreign operations are not significant.

17.  QUARTERLY DATA (UNAUDITED):

     The following table sets forth selected highlights for each of the fiscal quarters during the years ended September 30, 1997 and 1998 (dollars in thousands, except per share data):

                                                                       Diluted
                                              Income                   Earnings
                                              Before                     Per
                                Total         Income       Net          Share
                              Revenues        Taxes       Income         (1)
                             ----------     --------     --------     --------
     1997:
     First quarter .......     $ 94,900     $ 28,145     $ 15,761     $   0.62
     Second quarter ......       74,653       13,373        7,489     $   0.29
     Third quarter .......       82,299       18,239       10,214     $   0.40
     Fourth quarter ......       94,380       17,340        9,710     $   0.37
                               --------     --------     --------
        Total year ........    $346,232     $ 77,097     $ 43,174     $   1.68
                               ========     ========     ========


     1998:
     First quarter .......     $ 91,622     $ 11,666     $  6,650     $   0.25
     Second quarter ......      107,396       28,011       15,966     $   0.60
     Third quarter .......      102,789       24,401       13,913     $   0.52
     Fourth quarter ......       71,318        6,466        3,682     $   0.14
                               --------     --------     --------
          Total year ........  $373,125     $ 70,544     $ 40,211     $   1.51
                               ========     ========     ========

(1) The sum of the quarters' diluted earnings per share do not always equal the total year amounts due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.